Exhibit 4.71

	Dated	22 January, 2007

(1)	Landlord:	DAVID COLGAN, PHILIP MONAGHAN, FINIAN McDONNELL AND PATRICK RYAN

(2)	Tenant:	AMARIN PHARMACEUTICALS IRELAND LIMITED

(3)	Guarantor:	AMARIN CORPORATION PLC.

LEASE
- of -
Part First Floor, Block 3,
The Oval,
Shelbourne Road,
Dublin 4
including use of 1 car space

Term Commences:	22nd day of January 2007
Length of Term:	20 years
Rent Reviews:	Every Five Years
Initial Rent:	€166,036.00 p.a. exclusive (subject to review as herein provided)

Arthur Cox
Earlsfort Centre
Earlsfort Terrace
Dublin 2

JSW/9813.3/emcd 2.1.07

INDEX

1 DEFINITIONS	1
2 INTERPRETATION	4
3 DEMISE AND RENTS	5
4 TENANT’S COVENANTS	5
4.1 Rents	5
4.2 Interest on arrears	5
4.3 Outgoings	5
4.4 Repairs	6
4.5 Decorations	6
4.6 Cleaning	6
4.7 Yield Up	6
4.8 Rights of entry by Landlord	7
4.9 To Comply with Notices	7
4.10 Dangerous materials and use of machinery	7
4.11 Overloading floors and services	7
4.12 Conduits	7
4.13 Disposal of refuse	7
4.14 Obstruction of Common Parts	8
4.15 Prohibited users	8
4.16 User	8
4.17 Nuisance	8
4.18 Alterations	8
4.19 Signs and advertisements	9
4.20 Alienation	9
4.21 Registration of dispositions	10
4.22 Disclosure of information	10
4.23 Landlord’s costs	10
4.24 Statutory requirements	11
4.25 Planning Acts and the Building Control Act	11
4.26 Statutory notices	12
4.27 Fire and safety precautions and equipment	12
4.28 Electro-Magnetic Compatibility	12
4.29 Encroachments and easements	12
4.30 Reletting notices	13
4.31 Indemnity	13
4.32 Landlord’s Regulations	13
4.33 Window Blinds	13
4.34 Tenants Handbook	13
4.35 Crampton Avenue and Ramp	13
4.36 Stamp Duty and Value Added Tax	13
5 LANDLORD’S COVENANTS	14
5.1 Quiet Enjoyment	14
5.2 Building Services	14
5.3 Car Park Services	14
5.4 Scheme Services	14
6 INSURANCE	14
6.1 Landlord to insure	14

i

6.2 Landlord to produce evidence of insurance	15
6.3 Destruction of the Demised Premises	15
6.4 Where reinstatement is prevented	15
6.5 Cesser of rent and Service Charge	15
6.6 Insurance becoming void	16
6.7 Notice by Tenant	16
7 PROVISOS	16
7.1 Forfeiture	16
7.2 No implied easements	16
7.3 Exclusion of warranty as to user	16
7.4 Representations	17
7.5 Use of Demised Premises outside Business Hours	17
7.6 Failure by Landlord to Provide Services	17
7.7 Exclusion of Landlord’s liability	17
7.8 Covenants relating to Adjoining Property	17
7.9 Effect of waiver	17
7.10 Applicable Law	18
7.11 Notices	18
7.12 Disputes with adjoining occupiers	18
8 BUILDING SERVICE CHARGE	18
9 CAR PARK SERVICE CHARGE	19
10 SCHEME SERVICE CHARGE	20
11 BREAK OPTION	21
12 THE GUARANTOR’S COVENANTS	22
13 SECTION 45 LAND ACT 1965	22
14 FINANCE ACT CERTIFICATES	22
15 SECTION 29 COMPANIES ACT, 1990	22
FIRST SCHEDULE
SECOND SCHEDULE
THIRD SCHEDULE
FOURTH SCHEDULE
FIFTH SCHEDULE
SIXTH SCHEDULE
SEVENTH SCHEDULE
EIGHTH SCHEDULE
NINTH SCHEDULE
TENTH SCHEDULE
APPENDIX ‘A’

ii

THIS LEASE is made the 22nd day of January 2007

BETWEEN

1  LANDLORD: DAVID COLGAN of Kerrymount Avenue, Foxrock, Dublin 18, PHILIP MONAGHAN of 42 Balawley Court, Dundrum, Dublin 14, FINIAN McDONNELL of “Finel”, Castleknock Road, Castleknock, Co. Dublin AND PATRICK RYAN of “Ardfallen”, Cunningham Road, Dalkey, Co. Dublin

2  TENANT: AMARIN PHARMACEUTICALS IRELAND LIMITED having its registered office at 50 Pembroke Road, Ballsbridge, Dublin 4.

3  GUARANTOR: AMARIN CORPORATION PLC. having its registered office at 110 Cannon Street, London EC4N 6AR.

WITNESSETH as follows:-

1.	DEFINITIONS

In this Lease, unless the context otherwise requires the following expressions shall have the following meanings:-

1.1  “Adjoining Property” means any land and/or buildings adjoining or neighbouring the Demised Premises;

1.2  “Base Rate” means annual rate of interest for the time being chargeable under Section 22 of the Courts Act 1981;

1.3  “Building” means the premises more particularly described in the First Schedule PROVIDED ALWAYS that for the purposes of Clause 6 herein, reference to the Building in so far as it includes the Demised Premises shall exclude (unless otherwise agreed in writing by the Landlord and the Tenant) all additions, alterations and improvements made to the Demised Premises by the Tenant;

1.4  “Building Control Act” means the Building Control Act 1990;

1.5  “Building Due Proportion” means the ratio which the Net Internal Area of the Demised Premises bears to the aggregate of the Net Internal Areas of the Lettable Areas within the Building;

1.6  “Building Services” mean the services specified in the Seventh Schedule hereto or any of them;

1.7  “Building Service Charge” means the aggregate costs, expenses and outgoings paid, payable, incurred or borne from time to time in the provision of the Building Services;

1.8  “Business Hours” mean for the purpose of the provision of the services referred to in Clause 5.2., the usual business or working hours of the Building Mondays to Fridays (inclusive) (excluding Christmas Day, Good Friday and all usual bank or public holidays) as determined by the Landlord in accordance with the principles of good estate management and such additional hours as may, from time to time, be reasonably approved by the Landlord, who shall have regard to the interests of the tenants and occupiers of the Building;

1.9  “Car Park” means the car park at Upper Basement and Lower Basement shown edged blue on Plan No’s “1” and “2” annexed hereto PROVIDED ALWAYS that the Landlord shall have the right to exclude from this definition any part or parts of the said car park which is/are exclusively demised (as opposed to exclusively licensed) to occupiers of the Scheme;

1.10  “Car Park Proportion” means the ratio which the number of Car Spaces bears to the total number of car spaces within the Car Park from time to time;

1.11  “Car Park Services” mean the services described in the Eighth Schedule hereto;

1.12  “Car Park Service Charge” means the aggregate of the costs and expenses and outgoings paid, payable, incurred or borne from time to time in the provision of the Car Park Services;

1.13  “Car Spaces” mean the car spaces referred to in Clause 4 of the Third Schedule and same shall be included in the definition of “Demised Premises” for the purpose of the Fifth Schedule;

1.14  “Common Parts” mean the pedestrian ways, courtyards, forecourts, entrance halls, corridors, passages, toilets, lobbies, landings, staircases, lifts and any other amenities in the Building or within the curtilage thereof which are or may, from time to time, be provided or designated by the Landlord for common use by the tenants and occupiers of the Building and all persons expressly or by implication authorised by them but excluding the Lettable Areas;

1.15  “Conduits” mean each of the following of whatsoever nature:-

all sewers, drains, pipes, gullies, gutters, ducts, mains, watercourses, channels, subways, wires, cables, conduits, flues and other transmission or conducting media and installations of whatsoever nature or kind;

1.16  “Crampton Avenue” means the road together with associated footpaths, grass margins and lighting shown for identification purposes shaded yellow on Plan “3” annexed;

1.17  “Decoration Years” mean the year ending 31st December 2009 and thereafter in every subsequent third year of the term;

1.18  “Demised Premises” mean the Premises demised by this Lease and more particularly described in the Second Schedule and for the avoidance of doubt includes only for the purposes of rent review the rights described in the Third Schedule hereto;

1.19  “Guarantor” means the party (if any) named as “Guarantor” at the commencement of this Lease and, in the case of an individual, includes the personal representatives of such Guarantor;

1.20  “Initial Rent” means One Hundred and Sixty Six Thousand and Thirty Six Euro (€166,036.00) per annum;

1.21  “Insured Risks” mean, subject always to such exclusions, excesses and limitations as are normally available and as may be imposed by the Landlord’s insurers for the time being in respect of any or all of the following risks;

fire, storm, tempest, flood, earthquake, subsidence, lightning, explosion, impact, aircraft and other aerial devices and articles dropped therefrom, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and such other risks as the Landlord may in its absolute discretion from time to time determine;

1.22  “Landlord” means the party or parties named as “Landlord” at the commencement of this Lease, and includes the person for the time being entitled to the reversion immediately expectant on the determination of the Term;

1.23  “Lease” means this Lease and any document which is made supplemental hereto, or which is entered into pursuant to or in accordance with the terms hereof;

1.24  “Lease of Easements” means the Lease of Easements dated the 19 day of October 2005 and made between Brooklawn Property Holding Company Limited of the one part the Landlord of the other part.

1.25  “Lettable Areas” mean those parts of the Scheme from Ground Floor Level and upwards (including the Demised Premises) leased or intended to be leased to occupational tenants but excluding for the avoidance of doubt, any areas leased at upper basement or lower basement levels;

1.26  “Net Internal Area” has the meaning ascribed thereto in the Measuring Practice Guidance Notes issued jointly by the Society of Chartered Surveyors with others and in the event of the said Measuring Notes ceasing to exist such Measurement Code as shall replace or substitute the same from time to time;

1.27  “Permitted User” means offices.

1.28  “Perpetuity Period” means the period commencing on the date of this Lease and ending on the expiration of twenty one years from the date of the death of the last survivor of the issue now living of His Late Britannic Majesty King George V.

1.29  “Plans” mean the plans annexed to this Lease;

1.30  “Planning Acts” mean the Planning and Development Acts 2000 — 2004;

1.31  “Prescribed Rate” means the rate per centum per month which shall exceed by one half per centum per month the monthly rate of interest for the time being chargeable under Section 1080 of the Taxes Consolidation Act 1997 (or such other monthly rate of interest as may from time to time be chargeable upon arrears of tax) or if the Landlord shall so elect at a rate of eighteen per centum per annum.

1.32  “Public Health Acts” mean the Local Government (Sanitary Services) Act, 1878 to 1964;

1.33  “Quarterly Gale Days” mean 1st day of January, 1st day of April, 1st day of July and 1st day of October in every year of the Term.

1.34  “Ramp” means the car park access ramp leading from Crampton Avenue to the Car Park shown for identification purposes shaded orange on Plan “3” annexed hereto;

1.35  “Rent Commencement Date” means 22nd day of January 2007;

1.36  “Rent Review Dates” means the first day of the sixth year, the first day of the eleventh year, the first day of the sixteenth year, the first day of the twenty first year, the first day of the twenty sixth year and the first day of the thirty first year of the Term.

1.37  “Retained Parts” mean all parts of the Building which do not comprise Lettable Areas, including, but not limited to:-

1.37.1  the Common Parts;

1.37.2  any parts of the Building reserved by the Landlord for the housing of plant, machinery and equipment or otherwise in connection with or required for the provision of services;

1.37.3  all Conduits in, upon, over, under or within and exclusively serving the Building except any that exclusively serve the Lettable Areas therein;

1.37.4  the main structure of the Building and, in particular, but not by way of limitation, the roof, foundations, external walls, internal load bearing walls and the structural parts of the roof ceilings and floors, all party structures, boundary walls, railings and fences and all exterior parts of the Building;

1.38  “Safety Health and Welfare at Work Act” means the Safety Health and Welfare at Work Act 1995.

1.39  “Scheme” means the development located at Shelbourne Road, Dublin 4 shown for identification purposes only edged blue on Site Plan No. “4” annexed hereto and shall be deemed to include such further or additional lands as the Landlord shall from time to time declare to form part of the Scheme and shall exclude such parts of the Scheme as the Landlord shall from time to time declare to no longer form part of the Scheme;

1.40  “Scheme Common Areas” means those parts of the Scheme declared by the Landlord from time to time to be for the common benefit of all owners and/or occupiers of the Scheme the initial configuration of which shall comprise those parts of the Scheme shown coloured yellow on Plan “4” annexed hereto;

1.41  “Scheme Due Proportion” means the ratio which the Net Internal Area of the Demised Premises bears to the aggregate Net Internal Areas of the Lettable Areas within the Scheme;

1.42  “Scheme Service Charge” means the aggregate costs, expenses and outgoings paid, payable incurred or borne from time to time in the provision of the Scheme Services;

1.43  “Scheme Services” means the services specified in the Ninth Schedule hereto or any of them;

1.44  “Service Charge Commencement Date” means 22nd day of January 2007;

1.45  “Surveyor” means any person appointed by the Landlord (including an employee of the Landlord and the person appointed by the Landlord to collect the rents and manage the Building) to perform the function of a surveyor for any purpose of this Lease but does not include the Surveyor defined in the Fifth Schedule;

1.46  “Tenant” means the party or parties named as “Tenant” at the commencement of this Lease and includes the successors in title of the Tenant and permitted assigns of the Tenant and, in the case of an individual or individuals his/their personal representatives;

1.47  “Term” means Twenty Years.

1.48  “Term Commencement Date” means 22nd day of January 2007;

1.49  “Utilities” mean the following of whatsoever nature:-

water, soil, steam, air, gas, electricity; radio, television, telegraphic, telephonic and other communications, and other services and information;

1.50  “the 1860 Act” and “the 1881 Act” shall mean respectively the Landlord and Tenant Law Amendment Act, Ireland, 1860 and the Conveyancing Act 1881.

2.	INTERPRETATION

Unless there is something in the subject or context inconsistent therewith:

2.1  where two or more persons are included in the expression “the Landlord” and/or “the Tenant” and/or “the Guarantor” the covenants which are expressed to be made by the Landlord and/or the Tenant and/or the Guarantor shall be deemed to be made by such persons jointly and severally;

2.2  words importing persons shall include firms, companies and corporations and vice versa;

2.3  any covenant by the Tenant not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done;

2.4  any requirement in this Lease to obtain the consent of the Landlord shall be deemed to include an obligation to obtain the consent of the Superior Landlord where this is required under and by virtue of the Superior Lease. The Landlord herein shall not be deemed to be unreasonably withholding consent if the Superior Landlord has withheld consent. In such instance no further action shall be required to be taken by the Landlord against the Superior Landlord in that regard.

2.5  references to any right of the Landlord to have access to or entry upon the Demised Premises shall be construed as extending to all persons authorised by the Landlord, to include the Superior Landlord and their and each of their agents, professional advisers, prospective purchasers of any interest of the Landlord or the Superior Landlord in the Demised Premises or in the Adjoining Property, contractors, workmen and others;

2.6  any reference to a statute or statutes (whether specifically named or not) or to any sections or sub-sections therein shall include any amendments or re- enactments thereof for the time being in force and all Statutory Instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given thereunder or deriving validity therefrom;

2.7  the titles or headings appearing in this Lease are for reference only and shall not affect its construction or interpretation;

2.8  wherever in this Lease either party is granted a future interest in property there shall be deemed to be included in respect of every such grant a provision requiring that future interest to vest within the Perpetuity Period;

2.9  any reference to a clause or schedule shall mean a clause or schedule of this Lease;

2.10  any reference to the masculine gender shall include reference to the feminine gender and any reference to the neuter gender shall include the masculine and feminine genders and reference to the singular shall include reference to the plural.

2.11  if any term or provision in this Lease shall be held to be illegal or unenforceable in whole or in part, such term shall be deemed not to form part of this Lease but the enforceability of the remainder of this Lease shall not be affected;

3.	DEMISE AND RENTS

The Landlord in consideration of the rents herein reserved (including the increases thereof as hereinafter provided) and the covenants on the part of the Tenant and the conditions hereinafter contained HEREBY DEMISES unto the Tenant the Demised Premises TOGETHER WITH the rights, easements and privileges specified in the Third Schedule EXCEPTING AND RESERVING the rights and easements specified in the Fourth Schedule SUBJECT TO all rights, easements, quasi-easements, privileges, covenants, restrictions and stipulations of whatsoever nature affecting the Demised Premises TO HOLD the Demised Premises unto the Tenant from and including the Term Commencement Date for the Term YIELDING AND PAYING unto the Landlord during the Term:-

3.1  yearly and proportionately for any fraction of a year, the Initial Rent and from and including each Rent Review Date, such yearly rent as shall become payable under and in accordance with the provisions of the Fifth Schedule and in each case to be paid (at the option of the Landlord, which said option may be exercised on any number of occasions) either by standing order, direct debit, credit transfer or cheque by equal quarterly payments in advance on the Quarterly Gale Days without any deduction, set-off or counterclaim whatsoever;

3.2  the Building Due Proportion of all sums which the Landlord shall from time to time pay for insuring the Building against the Insured Risks pursuant to Clause 6.1. (including the whole of the sums which the Landlord shall from time to time pay for insuring against loss of rent and the other amounts referred to in Clause 6.1.6.), all such sums to be paid on demand the first payment to be made on the execution hereof and to be such amount as has been advised to the Tenant prior to the delivery of this Lease;

3.3  the Building Due Proportion of the Building Service Charge to be paid on demand in accordance with clause 8;

3.4  the Car Park Due Proportion of the Car Park Service Charge to be paid on demand in accordance with clause 9;

3.5  the Scheme Due Proportion of the Scheme Service Charge to be paid on demand in accordance with clause 10;

4.	TENANT’S COVENANTS

The Tenant to the intent that the obligations may continue throughout the Term HEREBY COVENANTS with the Landlord as follows:

4.1  Rents

To pay the rents or increased rents reserved by this Lease and referred to at paragraphs 3.1 to 3.5 inclusive any additional sums payable herein at the times and in the manner herein prescribed for the payment of same.

4.2  Interest on arrears

Without prejudice to any other right, remedy or power herein contained or otherwise available to the Landlord, if any of the rents reserved by this Lease (whether formally demanded or not) or if any other sum of money payable to the Landlord by the Tenant under this Lease shall remain unpaid for more than fourteen days after the date when payment was due, to pay interest thereon at the Prescribed Rate from and including the date on which payment was due to the date of payment to the Landlord (both before and after any judgment).

4.3	Outgoings

4.3.1  To pay and indemnify the Landlord against all existing and future rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature) which now are or may at any time during the Term be charged, levied, assessed or imposed upon or payable in respect of the Demised Premises or upon the owner or occupier of them (excluding any tax payable by the Landlord upon any of the rents herein received or occasioned by any disposition of or dealing with the reversion of this Lease);

4.3.2  To pay all charges for electricity, gas (if any), water and other services consumed in the Demised Premises, including any connection and hiring charges and meter rents and to perform and observe all present and future regulations and requirements of the electricity, gas and water supply authorities or boards in respect of the supply and consumption of electricity, gas and water on the Demised Premises and to keep the Landlord indemnified against any breach thereof.

4.4	Repairs

To repair and keep in good and substantial repair and condition the Demised Premises and, as often as may be necessary, to rebuild, reinstate or renew any part or parts of the Demised Premises (damage by the Insured Risks excepted (other than in respect of any amount which may be deducted or disallowed by the insurers pursuant to any excess provision in the insurance policy upon settlement of any claim by the Landlord) save to the extent that payment of the insurance moneys shall be withheld by reason of any act, neglect or default of the Tenant or the servants or agents of the Tenant or any undertenant or any person under its or their control) and, as and when necessary, to replace any of the Landlord’s fixtures and fittings which may be or become beyond repair with new ones which are similar in type and quality AND in case the Demised Premises or any part thereof shall be destroyed or become ruinous and uninhabitable or incapable of beneficial occupation or enjoyment by for or from any of the Insured Risks the Tenant hereby absolutely waives and abandons its rights (if any) to surrender this Lease under the provisions of Section 40 of the 1860 Act or otherwise.

4.5	Decorations

In every Decoration Year and also in the last three months of the Term (whether determined by effluxion of time or otherwise) in a good and workmanlike manner to prepare and decorate (with two coats at least of good quality paint) or otherwise treat, as appropriate, all parts of the Demised Premises required to be so treated and, as often as may be reasonably necessary, to wash down all tiles, glazed bricks and similar washable surfaces; such decorations and treatment in the last year of the Term to be executed in such colours and materials as the Landlord may reasonably require.

4.6	Cleaning

To keep the Demised Premises in a clean and tidy condition AND at least once in every month, to clean properly all windows and window frames and all other glass in the Demised Premises PROVIDED ALWAYS that where the Landlord arranges the cleaning of the external parts of the external windows in the Building as part of the Building Services the Tenant shall not be obliged to undertake this.

4.7	Yield Up

At the expiration or sooner determination of the Term quietly to yield up the Demised Premises in such good and substantial repair and condition as shall be in accordance with the covenants on the part of the Tenant herein contained and in any licence or consent granted by the Landlord pursuant to the provisions of this Lease and in case any of the Landlord’s fixtures and fittings shall be missing, broken damaged or destroyed to forthwith replace them with others of a similar kind and of equal value and to remove from the Demised Premises any moulding, sign, writing or painting of the name or business of the Tenant or occupiers and if so required by the Landlord, but not otherwise, to remove and make good to the original prevailing condition, all alterations or additions made to the Demised Premises by the Tenant including the making good of any damage caused to the Demised Premises by the removal of the Tenant’s fixtures, fittings, furniture and effects.

4.8	Rights of entry by Landlord

To permit the Landlord with all necessary materials and appliances at all reasonable times upon reasonable prior written notice (except in cases of emergency) to enter and remain upon the Demised Premises for any of the following purposes:-

4.8.1  to view and examine the state and condition of the Demised Premises and to take schedules or inventories of the Landlord’s fixtures;

4.8.2  to exercise any of the rights excepted and reserved by this Lease;

4.8.3  for any other purpose connected with the interest of the Landlord in the Demised Premises or the Building, including but not limited to, valuing or disposing of any interest of the Landlord.

4.9	To Comply with Notices

Whenever the Landlord shall give written notice to the Tenant of any defects, wants of repair or breaches of covenant, the Tenant shall within sixty (60) days of such notice, or sooner if requisite, make good and remedy the breach of covenant to the reasonable satisfaction of the Landlord and if the Tenant shall fail within twenty-one (21) days of such notice, or as soon as reasonably possible in the case of emergency, to commence and then diligently and expeditiously to continue to comply with such notice, the Landlord may enter the Demised Premises and carry out or cause to be carried out all or any of the works referred to in such notice and all costs and expenses thereby incurred shall be paid by the Tenant to the Landlord on demand, and in default of payment, shall be recoverable as rent in arrear.

4.10	Dangerous materials and use of machinery

4.10.1  Not to or keep in or on the Demised Premises any article or thing which is or might become dangerous, offensive, unduly combustible or inflammable, radio-active or explosive or which might unduly increase the risk of fire or explosion;

4.10.2  Not to keep or operate in the Demised Premises any machinery which shall be unduly noisy or cause vibration or which is likely to annoy or disturb the other tenants and occupiers of the Building or of the Adjoining Property.

4.11	Overloading floors and services

4.11.1  Not to overload the floors of the Demised Premises or suspend any excessive weight from the roofs, ceilings, walls, stanchions or structure of the Building and not to overload the Utilities and Conduits in or serving the Building;

4.11.2  Not to do anything which may subject the Demised Premises or the Building or any parts thereof to any strain beyond that which they are designed to bear with due margin for safety;

4.11.3  to observe the weight limits and capacity prescribed for all lifts in the Building.

4.12	Conduits

Not to discharge into any Conduits any oil or grease or any noxious or deleterious effluent or substance whatsoever which may cause an obstruction or might be or become a source of danger, or which might injure the Conduits or the drainage system of the Building or the Adjoining Property.

4.13	Disposal of refuse

Not to deposit in or on the Common Parts any trade empties, rubbish or refuse of any kind, other than in proper receptacles, provided for the purpose or as may be designated by the Landlord and not to burn any rubbish or refuse within the curtilage of the Building.

4.14	Obstruction of Common Parts

Not to do anything whereby the Common Parts or other areas over which the Tenant may have rights of access or use may be damaged, or the fair use thereof by others may be obstructed in any manner whatsoever.

4.15	Prohibited users

4.15.1  Not to use the Demised Premises or any part thereof for any public or political meeting, public exhibition or public entertainment show or spectacle of any kind, nor for any dangerous, noisy, noxious or offensive trade, business or occupation whatsoever, nor for any illegal or immoral purpose, nor for residential or sleeping purposes;

4.15.2  Not to use the Demised Premises or any part thereof for gambling, betting, gaming or wagering, or as a betting office, or as a club, or for the sale of beer, wines and spirits, and not to play or use any musical instrument, record player, loud speaker or similar apparatus in such a manner as to be audible outside the Demised Premises, and not to hold any auction on the Demised Premises;

4.15.3  Not to place outside the Demised Premises, nor to expose from the windows of the Demised Premises, any articles, goods or things of any kind.

4.16	User

4.16.1  Not without the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed) to use the Demised Premises or any part thereof except for the Permitted User

4.16.2  Not to leave the Demised Premises continuously unoccupied (other than for normal holiday periods) without notifying the Landlord and providing such caretaking or security arrangements as the Landlord shall reasonably require in order to protect the Demised Premises from vandalism, theft or unlawful occupation;

4.16.3  At all times to comply with all requirements of the relevant Local Authority in connection with the user of the Demised Premises for the purpose of the Tenant’s business;

4.16.4  To provide the Landlord with the name, address and home telephone number of at least two authorised key holders for the time being of the Demised Premises and to notify the Landlord of any changes in the person(s) so authorised as keyholders of the Demised Premises;

4.17	Nuisance

Not to do anything in or about the Demised Premises or the Building which may be or become a nuisance, or which may cause damage, annoyance, inconvenience or disturbance to the Landlord or the other tenants in the Building or the owners, tenants or occupiers of the Adjoining Property, or which may be injurious to the value, tone, amenity or character of the Building.

4.18	Alterations

4.18.1  Not to erect any new building or new structure on the Demised Premises or any part thereof, nor to alter, add to or change the height, elevation or external architectural or decorative design or appearance of the Demised Premises, nor to merge the Demised Premises with any Adjoining Property.

4.18.2  Not to alter, divide, cut, maim, injure or remove any of the principal or load-bearing walls, floors, beams or columns of the Demised Premises, nor to make any other alterations or additions of a structural nature to the Demised Premises.

4.18.3  Not to make any structural alterations or other alterations or additions to the Landlord’s fixtures or to any of the Conduits without obtaining the prior written consent of the Landlord;

4.18.4  Not to make any alterations or additions of a non-structural nature to the Demised Premises without obtaining the prior written consent of the Landlord, (such consent not to be unreasonably withheld or delayed);

4.18.5  The Landlord may, as a condition of giving any such consent, require the Tenant to enter into such covenants, as the Landlord shall require, regarding the execution of any such works and the reinstatement of the Demised Premises at the end or sooner determination of the Term.

4.18.6  If any alterations or additions to or within the Demised Premises result in a variation of the reinstatement cost of the Demised Premises from the said cost prior to such alterations or additions;

4.18.6.1  Forthwith to give notice in writing to the Landlord of the variation in value so caused to enable the Landlord to alter the insurance cover in respect of the Demised Premises;

4.18.6.2  To pay or reimburse to the Landlord any shortfall of insurance cover caused by a failure to comply with the requirements in Sub-Clause 4.18.6.1;

4.18.6.3  Notice under Sub-Clause 4.18.6.1 notifying the variation of the reinstatement cost shall only be sufficient notice if it refers to the Sub-Clause in question and the Landlord shall not otherwise be deemed to have received such notice or to be responsible for varying the said insurance cover.

4.19	Signs and advertisements

Not to erect or display on the exterior of the Demised Premises or in the windows thereof so as to be visible from the exterior, any pole, flag, aerial, advertisement poster, notice or other sign or thing whatsoever, save that the Tenant may display on the entrance door to the Demised Premises a sign stating the Tenant’s name and business or profession on obtaining the prior written consent of the Landlord to the size, style and the position thereof and the materials to be used (such consent not to be unreasonably withheld or delayed).

4.20	Alienation

Not to assign, mortgage, charge, transfer, underlet, or part with the possession or occupation of the Demised Premises or any part thereof or suffer any person to occupy the Demised Premises or any part thereof as a licensee BUT SO THAT NOTWITHSTANDING the foregoing the Landlord shall not unreasonably withhold its consent to an assignment of the entire or to an underletting of the entire of the Demised Premises to an assignee or underlessee of good and sufficient financial standing and otherwise reasonably acceptable to the Landlord subject always to the following provisions or such of them as may be appropriate, that is to say:-

4.20.1  The Tenant shall prior to any such alienation as aforesaid apply to the Landlord and give all reasonable information concerning the proposed transaction and concerning the proposed assignee, under-lessee or disponee as the Landlord may require;

4.20.2  The Landlord’s consent to any such alienation shall be in writing and shall be given in such manner as the Landlord shall decide and the Tenant shall pay the reasonable costs of the Landlord in connection with the furnishing of such consent;

4.20.3  In the case of an assignment to a limited liability company, it shall be deemed reasonable for the Landlord to require that two directors of standing satisfactory to the Landlord shall join in such consent as aforesaid as sureties for such Company in order jointly and severally to covenant with the Landlord in the manner described in the guarantee contained in the Sixth Schedule (mutatis mutandis);

4.20.4  In the case of an under-lease the same shall be of the entire of the Demised Premises and shall be made without taking a fine or premium at the then current market rent or at the rent payable hereunder at the time of the granting of such under-lease (whichever is the higher) and the under-lessee shall, if required by the Landlord, enter into a direct covenant with the Landlord to perform and observe all the covenants (other than that for payment of the rents hereby reserved) and conditions herein contained and every such under-lease shall also be subject to the following conditions, that is to say that it shall contain:-

4.20.4.1  provisions for the review of the rent thereby reserved (which the Tenant hereby covenants to operate and enforce) on an upwards only basis corresponding both as to terms and dates and in all other respects (mutatis mutandis) with the rent review provisions contained in this Lease;

4.20.4.2  a covenant, condition or proviso under which the rent from time to time payable under such under-lease shall not be less than the rent from time to time payable hereunder;

4.20.4.3  a covenant by the undertenant (which the Tenant hereby covenants to enforce) prohibiting the undertenant from doing or suffering any act or thing upon or in relation to the Demised Premises inconsistent with, or in breach of, the provisions of this Lease;

4.20.4.4  a condition for re-entry on breach of any covenant by the undertenant;

4.20.4.5  the same restrictions as to alienation, assignment, underletting, parting with or sharing the possession or occupation of the premises underlet;

4.20.5  To enforce at the Tenant’s own expense the performance and observance by every such undertenant of the covenants, provisions and conditions of the under-lease and not, at any time, either expressly or by implication, to waive any breach of the same;

4.20.6  Not to agree any reviewed rent with the undertenant or any rent payable on any renewal thereof without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed);

4.20.7  Not to vary the terms or accept any surrender of any permitted under- lease without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

4.21	Registration of dispositions

Within twenty-one (21) days of every alienation, assignment, transfer, assent, under-lease, assignment of under-lease, mortgage, charge (including lodgment of the relevant document or instrument as security) or any other disposition, whether mediate or immediate, of or relating to the Demised Premises or any part thereof, to produce to and leave with the Landlord or its solicitors a certified copy of the deed, instrument or other document evidencing or effecting such disposition and to pay to the Landlord’s solicitors their reasonable legal costs and other expenses in connection with such alienation.

4.22	Disclosure of information

Upon making any application or request in connection with the Demised Premises or this Lease, to disclose to the Landlord such information as the Landlord may reasonably require and, whenever the Landlord shall reasonably request, to supply full particulars;

4.22.1  of all persons in actual occupation or possession of the Demised Premises and of the right in which they are in such occupation or possession, and

4.22.2  of all persons having an interest in the Demised Premises (other than in the reversion to the Term).

4.23	Landlord’s costs

To pay and indemnify the Landlord against all reasonable costs, fees, charges, disbursements and expenses properly incurred by the Landlord, including, but not limited to, those payable to solicitors, counsel, architects, surveyors and sheriffs

4.23.1  in relation to the preparation and service of a notice under Section 14 of the 1881 Act and of any proceedings under the 1881 Act and/or the 1860 Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under Section 14 of the 1881 Act has been complied with by the Tenant and notwithstanding that forfeiture has been avoided otherwise than by relief granted by the Court);

4.23.2  in relation to the preparation and service of all notices and schedules relating to wants of repair, whether served during or after the expiration of the Term (but relating in all cases only to such wants of repair that accrued not later than the expiration or sooner determination of the Term);

4.23.3  in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant, or in procuring the remedying of the breach of any covenant by the Tenant;

4.23.4  in relation to any application for consent required or made necessary by this Lease whether or not the same is granted (except in cases where the Landlord is obliged not to unreasonably withhold its consent and the withholding of its consent is held to be unreasonable), or whether or not the application has been withdrawn;

4.23.5  In relation to any application made by the Landlord at the request of the Tenant and whether or not such application is accepted, refused or withdrawn.

4.24	Statutory requirements

4.24.1  At the Tenant’s own expense, to comply in all respects with the provisions of all Acts, Statutory Instruments, Bye Laws and other regulations now in force or which may hereafter be in force and any other obligations imposed by law relating to the Demised Premises or the user thereof;

4.24.2  To execute all works and provide and maintain all arrangements upon or in respect of the Demised Premises or the user thereof, which are directed or required (whether by the Landlord, Tenant or occupier) by any statute now in force or which may hereafter be in force or by any government department, local or other competent authority or duly authorised officer or court of competent jurisdiction acting under or in pursuance of any statute and to indemnify and keep the Landlord indemnified against all costs, charges, fees and expenses of or incidental to the execution of any works or the provision or maintenance of any arrangements so directed or required;

4.24.3  Not to do in or near the Demised Premises, any act or thing by reason of which the Landlord may, under any statute, incur or have imposed upon it or become liable to pay any penalty, damages, compensation, costs, charges or expenses.

4.25	Planning Acts and the Building Control Act

4.25.1  Not to do anything on or in connection with the Demised Premises the doing or omission of which shall be a contravention of the Planning Acts or the Building Control Act or of any notices, orders, licences, consents, permissions and conditions (if any) served, made, granted or imposed thereunder and to indemnify (as well after the expiration of the Term by effluxion of time or otherwise as during its continuance) and keep indemnified the Landlord against all actions, proceedings, damages, penalties, costs, charges, claims and demands in respect of such acts and omissions or any of them and against the costs of any application for planning permission, commencement notices, fire safety certificates and the works and things done in pursuance thereof;

4.25.2  In the event of the Landlord giving written consent to any of the matters in respect of which the Landlord’s consent shall be required under the provisions of this Lease or otherwise and in the event of permission or approval from any local authority under the Planning Acts or the Building Control Act being necessary for any addition, alteration or change in or to the Demised Premises or for the change of user thereof, to apply, at the cost of the Tenant, to the relevant local authority for all approvals, certificates, consents and permissions which may be required in connection therewith and to give notice to the Landlord of the granting or refusal (as the case may be) together with copies of all such approvals, certificates, consents and permissions forthwith on the receipt thereof and to comply with all conditions, regulations, bye laws and other matters prescribed by any competent authority either generally or specifically in respect thereof and to carry out such works at the Tenant’s own expense in a good and workmanlike manner to the satisfaction of the Landlord;

4.25.3  To give notice forthwith to the Landlord of any notice, order or proposal for a notice or order served on the Tenant under the Planning Acts or the Building Control Act and if so required by the Landlord to produce the same and at the request of the Landlord but at the cost of the Tenant, to make or join in making such objections or representations in respect of any proposal as the Landlord may require;

4.25.4  To comply at its own cost with any notice or order served on the Tenant under the provisions of the Planning Acts or the Building Control Act;

4.25.5  Not to implement any planning permission before it and any necessary fire safety certificates have been produced to and approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed) PROVIDED THAT the Landlord may refuse to approve such planning permission or fire safety certificate on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would, in the reasonable opinion of the Landlord, be or be likely to be, prejudicial to the Landlord’s interest in the Demised Premises.

4.25.6  To produce to the Landlord on demand all plans, documents and other evidence as the Landlord may reasonably require in order to satisfy itself that all of the provisions in this covenant have been complied with.

4.26	Statutory notices

Within fourteen (14) days of receipt of the same (or sooner if requisite having regard to the requirements of the notice or order in question or the time limits stated therein) to produce to the Landlord a true copy and any further particulars required by the Landlord of any notice or order or proposal for the same given to the Tenant and relevant to the Demised Premises or the occupier thereof by any government department or local or public or statutory authority, and, without delay, to take all necessary steps to comply with the notice or order in so far as the same is the responsibility of the Tenant, and, at the request of the Landlord but at the cost of the Tenant, to make or join with the Landlord in making such objection or representation against or in respect of any such notice, order or proposal as the Landlord shall deem expedient.

4.27	Fire and safety precautions and equipment

4.27.1  To comply with the requirements and recommendations (whether notified or directed to the Landlord and then to the Tenant or directly to the Tenant) of the appropriate local authority, the insurers of the Building and the Landlord in relation to fire and safety precautions affecting the Demised Premises;

4.27.2  Not to obstruct the access to or means of working any fire fighting, extinguishing and other safety appliances for the time being installed in the Demised Premises or in the Building or the means of escape from the Demised Premises or the Building in case of fire or other emergency.

4.27.3  To comply at all times with the provisions of the Safety Health and Welfare at Work Act and (where applicable) to furnish the Landlord with a copy of the Safety File prepared pursuant thereto.

4.28	Electro-Magnetic Compatibility

To ensure that all electrical and electronic equipment located placed or installed in the Demised Premises is, insofar as it is reasonably practicable and foreseeable to do so, located, placed or installed and kept and maintained in such place and in such manner as to avoid or minimize electromagnetic interference, including malfunction in its own or in other electrical and electronic equipment in the Building, including in particular (but without prejudice to the generality of the foregoing), data transmission systems;

4.29	Encroachments and easements

Not to stop up, darken or obstruct any of the windows or lights belonging to the Demised Premises and not to permit any new window, light, opening, doorway, passage, Conduit or other encroachment or easement to be made or acquired into, upon or over the Demised Premises or any part thereof, and in case any person shall attempt to make or acquire any encroachment or easement whatsoever, to give written notice thereof to the Landlord immediately the same shall come to the notice of the Tenant, and, at the request of the Landlord but at the cost of the

Tenant, to adopt such means as may be reasonably required by the Landlord for preventing any such encroachment or the acquisition of any such easement.

4.30	Reletting notices

To permit the Landlord at all reasonable times during the last six (6) months of the Term to enter upon the Demised Premises and affix and retain without interference upon any suitable parts of the Demised Premises (but not so as to materially affect the access of light and air to the Demised Premises) notices for reletting the same and not to remove or obscure the said notices and to permit all persons with the written authority of the Landlord to view the Demised Premises at all reasonable hours in the daytime, upon prior written notice having been given.

4.31	Indemnity

4.31.1  To keep the Landlord fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly out of any act, omission or negligence of the Tenant or any persons in on or about the Demised Premises expressly or impliedly with the Tenant’s authority or the user of the Demised Premises or any breach of the Tenant’s covenants or the conditions or other provisions contained in this Lease;

4.31.2  To effect and keep in force during the Term such public liability, employer’s liability and other policies of insurance (to the extent that such insurance cover is available) as may be necessary to cover the Tenant against any claim arising under this covenant and to extend such policies of insurance so that the Landlord is indemnified by the insurers in the same manner as the Tenant AND whenever required to do so by the Landlord, to produce to the Landlord the said policy or policies together with satisfactory evidence that the same is/are valid and subsisting and that all premiums due thereon have been paid.

4.32	Landlord’s Regulations

To comply with all reasonable regulations made by the Landlord from time to time and notified to the Tenant in writing for the general management and security of the Building and the Scheme and any other areas used in common with others.

4.33	Window Blinds

Not to install any window blinds or curtains in the Demised Premises without the prior written consent of the Landlord and in particular the Tenant acknowledges that it shall be the duty of the Tenant to comply with the requirements of the Landlord in relation to the style and type of window blind/curtains in the interests of a harmonious external appearance for the Building.

4.34	Tenants Handbook

To comply with and to perform and observe the requirements and stipulations (as same may be adjusted from time to time as notified by the Landlord to the Tenants for the time being of the Building) as set out in the Operational Manual annexed hereto as Appendix “A”.

4.35	Crampton Avenue and Ramp

To comply with all proper and reasonable regulations made from time to time by the owner for the time being of Crampton Avenue and the Ramp concerning the use by the Tenant (if such be the case) of Crampton Avenue and the Ramp for the purpose of gaining access to the Car Spaces.

4.36	Stamp Duty and Value Added Tax

To pay to the Landlord the stamp duty payable on this Lease and the counterpart thereof and to pay and indemnify the Landlord against any Value Added Tax payable on the delivery hereof or on the rents reserved herein.

5.	LANDLORD’S COVENANTS

The Landlord HEREBY COVENANTS with the Tenant as follows:-

5.1  Quiet Enjoyment

That the Tenant paying the rents reserved by this Lease and performing and observing the covenants on the part of the Tenant herein contained, shall and may peaceably hold and enjoy the Demised Premises during the Term without any interruption by the Landlord or any person lawfully claiming through, under, or in trust for it.

5.2	Building Services

Subject to reimbursement by the Tenant of the Building Due Proportion of the Building Service Charge, to use all reasonable endeavours to provide so much of the Building Services as the Landlord in its reasonable discretion shall consider appropriate in accordance with the principles of good estate management.

5.3	Car Park Services

Subject to reimbursement by the Tenant of the Car Park Due Proportion of the Car Park Service Charge, to use all reasonable endeavours to provide or procure the provision of so much of the Car Park Services as the Landlord shall consider appropriate in accordance with the principles of good estate management.

5.4	Scheme Services

Subject to reimbursement by the Tenant of the Scheme Due Proportion of the Scheme Service Charge, to use all reasonable endeavours to provide or procure the provision of so much of the Scheme Services as the Landlord shall consider appropriate in accordance with the principles of good estate management.

6.	INSURANCE

6.1	Landlord to insure

Subject to the Landlord being able to effect insurance against any one or more of the items referred to in this sub-clause and subject to reimbursement by the Tenant of the sums referred in paragraph 3.2 of the reddendum, the Landlord covenants with the Tenant to insure the following in the name of the Landlord:-

6.1.1  the Building against loss or damage by the Insured Risks in the full reinstatement cost thereof (to be determined from time to time by the Landlord or his Surveyor or Professional Adviser) including;

6.1.2  Architects, Surveyors, Consultants and other professional fees (including Value Added Tax thereon);

6.1.3  the costs of shoring up, demolishing, site clearing and similar expenses;

6.1.4  all stamp duty and other taxes or duties exigible on any building or like contract as may be entered into and all other incidental expenses relative to the reconstruction, reinstatement or repair of the Building;

6.1.5  such provision for inflation as the Landlord in its absolute discretion shall deem appropriate;

6.1.6  the loss of rent and the service charge sums referred to in paragraphs 3.3 to 3.5 of the reddendum, from time to time payable, or reasonably estimated to be payable under this Lease (taking account of any review of the rent which may become due under this Lease) following loss or damage to the Building by the Insured Risks, for three (3) years or such longer period as the Landlord may, from time to time, reasonably deem to be necessary, having regard to the likely period required for obtaining planning permission and bye law approval (if applicable) and any other consents and approvals for reinstating the Building;

6.1.7  property owners, public, employer’s and other liability of the Landlord arising out of or in relation to the Building; and

6.1.8  such other insurances as the Landlord may, in its discretion from time to time, deem necessary to effect.

6.2	Landlord to produce evidence of insurance

6.2.1  At the request of the Tenant, the Landlord shall and hereby covenants with the Tenant to produce to the Tenant a copy or extract duly certified by the Landlord of the policy/policies of such insurance and a copy of the receipt(s) for the last premium or (at the Landlord’s option) reasonable evidence from the insurers of the terms of the insurance policy/policies and the fact that the policy/policies is subsisting and in effect.

6.2.2  to use reasonable endeavours to procure that the policy or policies of insurance effected by the Landlord pursuant to clause 6.1 include a tenant’s non-invalidation clause and a waiver of subrogation rights in favour of the Tenant for so long as same are reasonably available in the insurance market.

6.3	Destruction of the Demised Premises

If the Building or any part thereof is destroyed or damaged by any of the Insured Risks so as to render the Demised Premises unfit for use and occupation then:-

6.3.1  unless payment of the insurance moneys shall be refused in whole or in part by reason of any act neglect or default of the Tenant or the servants agents licensees or invitees of the Tenant or any under-tenant or any person under its or their control; and

6.3.2  subject to the Landlord being able to obtain any necessary planning permission and fire safety certificates and all other necessary licences, approvals and consents (in respect of which the Landlord shall use its reasonable endeavours to obtain); and

6.3.3  subject to the necessary labour and materials being and remaining available (in respect of which the Landlord shall use its reasonable endeavours to obtain as soon as practicable);

the Landlord shall lay out the proceeds of such insurance, (other than any in respect of the loss of rent and service charge sums referred to in paragraphs 3.3 to 3.5 of the reddendum) in the rebuilding and reinstating of the Building or the part or parts thereof so destroyed or damaged, substantially as the same were prior to any such destruction or damage (but not so as to provide accommodation identical in layout and manner or method of construction if it would not be reasonably practical to do so).

6.4	Where reinstatement is prevented

If the Landlord is prevented (for whatever reason) from rebuilding or reinstating the Demised Premises or the Building, the Landlord shall be relieved from such obligation and shall be solely entitled to all the insurance moneys and if such rebuilding and reinstating shall continue to be so prevented for three (3) years after the date of the destruction or damage and this Lease has not been terminated by frustration, the Landlord or the Tenant may at any time after the expiry of such three (3) years by written notice given to the other determine this demise but without prejudice to any claim by either party against the other in respect of any antecedent breach of covenant.

6.5	Cesser of rent and Service Charge

In case the Building or any part or parts thereof shall be destroyed or damaged by any of the Insured Risks so as to render the Demised Premises unfit for use and occupation and the insurance shall not have been vitiated or payment of the policy moneys refused in whole or in part as a result of some act or default of the Tenant or any under-tenant or any person under its or their control, then the rent first reserved by this Lease and the service charges referred to in Paragraph [3.3 to 3.5] of the reddendum or a fair proportion thereof, according to the nature and extent of the damage sustained, shall be suspended until the Demised Premises or the part destroyed or damaged shall be again rendered fit for use and occupation and accessible or until the expiration of three (3) years from the date of the destruction or damage (whichever is the earlier) and any dispute regarding the cesser of rent shall be referred to a single arbitrator to be appointed, in default of agreement, upon the application of either party, by or on behalf of the

President (or other officer endowed with the functions of such President) for the time being of the Society of Chartered Surveyors in accordance with the provisions of the Arbitration Acts 1954 to 1980.

6.6	Insurance becoming void

The Tenant shall not do or omit to do anything that could cause any policy of insurance in respect of or covering the Demised Premises or the Building or such of any Adjoining Property as may be owned by the Landlord to become void or voidable wholly or in part nor (unless the Tenant has previously notified the Landlord and agreed to pay the increased premium) do anything whereby any abnormal or loaded premium may become payable and the Tenant shall, on demand, pay to the Landlord all expenses incurred by the Landlord in renewing any such policy.

6.7	Notice by Tenant

The Tenant shall give notice to the Landlord forthwith upon the happening of any event or thing which might affect any insurance policy relating to the Demised Premises (or in so far as the Tenant may be aware) the Building.

7.	PROVISOS

PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED as follows:-

7.1	Forfeiture

Without prejudice to any other right, remedy or power herein contained or otherwise available to the Landlord:-

7.1.1  if the rents reserved by this Lease or any part or parts thereof shall be unpaid for fourteen (14) days after becoming payable (whether formally demanded or not); or

7.1.2  if any of the covenants by the Tenant contained in this Lease shall not be performed or observed; or

7.1.3  if the Tenant and/or the Guarantor (either or both being a body corporate) has a winding-up petition presented against it or passes a winding-up resolution (other than in connection with a members’ voluntary winding up for the purposes of an amalgamation or reconstruction which has the prior written approval of the Landlord) or resolves to present its own winding-up petition or is wound-up (whether in Ireland or elsewhere) or a Receiver and Manager is appointed in respect of the Demised Premises or any part thereof or of the Tenant or the Guarantor; or

7.1.4  if the Tenant and/or the Guarantor (either or both being an individual, or if more than one individual, then any one of them) has a bankruptcy petition presented against him or is adjudged bankrupt (whether in Ireland or elsewhere) or suffers any distress or execution to be levied on the Demised Premises or enters into composition with his creditors or shall have a receiving order made against him,

Then and in any such case, the Landlord may at any time thereafter re-enter the Demised Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued to the Landlord against the Tenant in respect of any antecedent breach of any of the covenants or conditions contained in this Lease.

7.2	No implied easements

Nothing herein contained shall impliedly confer upon or grant to the Tenant any easement, right or privilege other than those expressly granted by this Lease.

7.3	Exclusion of warranty as to user

Nothing contained in this Lease or in any consent granted by the Landlord under this Lease shall imply or warrant that the Demised Premises may be used under the Planning Acts or the Building Control Act and the Public Health Acts for the purpose herein authorised or any purpose subsequently authorised and the Tenant hereby acknowledges and admits that the Landlord has not given or made at any time any representation or warranty that any such use is or will be or will remain a permitted use under the Planning Acts;

7.4	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord, except any such statement or representation that is expressly set out in this Lease.

7.5	Use of Demised Premises outside Business Hours

If the Tenant shall desire, from time to time, to use the Demised Premises outside the Business Hours, then (subject to the Landlord being able to provide such staff, services and security for the Building, as the Landlord may, in its absolute discretion, consider necessary or desirable) the Tenant shall be entitled to use and occupy the Demised Premises and have access thereto on the following terms and conditions:-

7.5.1  the Tenant on each occasion shall make prior arrangements with the Landlord or with the Surveyor or caretaker and shall comply with any reasonable requirements as to the use and occupation of the Demised Premises and the means of access thereto;

7.5.2  the Tenant shall pay to the Landlord, on demand, the whole of the costs and expenses attributable to the provision of any staff, services and security;

7.5.3  the Landlord shall not be obliged to provide any services to the Demised Premises or the Building if the Landlord shall, at any time in its absolute discretion, consider it impractical to do so.

7.6	Failure by Landlord to Provide Services

The Landlord shall not be liable to the Tenant in respect of any failure by the Landlord to perform any of the services referred to in this Lease, whether express or implied, unless and until the Tenant has notified the Landlord of such failure and the Landlord has failed within a reasonable time to remedy the same and then in such case the Landlord shall (subject to the provisions of Clause 7.7 below) be liable to compensate the Tenant only for actual (but not consequential) loss or damage sustained by the Tenant after such reasonable time has elapsed.

7.7	Exclusion of Landlord’s liability

The Landlord shall not, in any circumstances, incur any liability for any failure or interruption in any of the services to be provided under this Lease or for any inconvenience or injury to person or property arising from such failure or interruption due to mechanical breakdown, failure or malfunction, overhauling, maintenance, repair or replacement, strikes, labour disputes shortages of labour or materials, inclement weather or any cause or circumstance beyond the control of the Landlord or in respect of any of the services to be provided by the Superior Landlord in accordance with the terms of the Superior Lease but the Landlord shall use its reasonable endeavours to cause the service in question to be reinstated with the minimum of delay.

7.8	Covenants relating to Adjoining Property

Nothing contained in or implied by this Lease shall give to the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant, agreement or condition entered into by any tenant of the Landlord in respect of the Adjoining Property.

7.9	Effect of waiver

Each of the Tenant’s covenants shall remain in full force both at law and in equity notwithstanding that the Landlord shall have waived or released temporarily any such covenant, or waived or released temporarily or permanently, revocably or irrevocably a similar covenant or similar covenants affecting other property belonging to the Landlord.

7.10	Applicable Law

7.10.1  This Lease shall in all respect be governed by and interpreted in accordance with the laws of Ireland;

7.10.2  For the benefit of the Landlord, both the Tenant and the Guarantor hereby irrevocably agree that the Courts of Ireland are to have jurisdiction to settle any disputes which may arise out of or in connection with this Lease and that accordingly any suit, action, or proceedings (together in this Clause referred to as “proceedings”) arising out of or in connection with this Lease may be brought in such Courts;

7.10.3  The Tenant and the Guarantor hereby irrevocably waive any objection which they or either of them may have now or hereafter to the taking of any proceedings in any such Court as is referred to in this Clause and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agree that any judgment in any proceedings brought in the Courts of Ireland shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction;

7.10.4  Nothing contained in this clause shall limit the right of the Landlord to take proceedings against the Tenant and/or the Guarantor in any other Court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not;

7.10.5  The Tenant and the Guarantor hereby jointly and severally agree that the proceedings may be served upon the Tenant and or the Guarantor by delivery at the Demised Premises or at such other address in Ireland as the Tenant and/or the Guarantor (as the case may be) may from time to time notify to the Landlord in writing for this purpose.

7.11	Notices

7.11.1  Any demand or notice required to be made, given to, or served on the Tenant or the Guarantor under this Lease shall be duly and validly made, given or served if addressed to the Tenant or the Guarantor respectively (and, if there shall in either case be more than one of them, then to any one of them) and delivered personally, or sent by pre-paid registered or recorded delivery mail, or sent by telex or telegraphic facsimile transmission addressed (in the case of a company) to its registered office, or (whether a company or individual) to its last known address, or (in the case of a notice to the Tenant and/or the Guarantor) to the Demised Premises;

7.11.2  Any notice required to be given to or served on the Landlord shall be duly and validly given or served if sent by pre-paid registered or recorded delivery mail, or sent by telex telegraphic facsimile transmission addressed to the Landlord at its registered office;

7.12	Disputes with adjoining occupiers

Any dispute arising between the Tenant and other tenants or occupiers of the Building relating to any easement, quasi-easement, right, privilege or Conduit in connection with the Demised Premises or the Building shall be fairly and reasonably determined by the Landlord.

8.	BUILDING SERVICE CHARGE

8.1  For the purpose of this Lease, the following expressions shall have the following meanings:-

8.1.1  “Financial Year” means the period from the 1st day of January in every year to the 31st day of December the following year or such other period as the Landlord may, in its absolute discretion, from time to time reasonably determine;

8.1.2  “Estimated Building Expenditure” means for any Financial Year during the Term, such sum as the Landlord shall, from time to time, specify as being, in its absolute discretion, a fair and reasonable estimate of the Building Service Charge for the current Financial Year based upon a budget prepared by the Landlord and submitted to the Tenant Provided That the Landlord may from time to time during any Financial Year, as appropriate, submit to Tenant revised budgets with respect to its estimate of the Building Service Charge for that Financial Year whereupon appropriate adjustments shall be made to such sum to reflect the revised budget(s);

8.1.3  “Accountant” means any person appointed by the Landlord (including an employee of the Landlord) to perform the function of an accountant in relation to the Building Service Charge.

8.2  The Landlord shall, as soon as convenient after the end of each Financial Year, prepare an account showing the Building Service Charge for that Financial Year and containing a fair summary of the various items comprising the Building Service Charge and, upon such account being certified by the Surveyor or Accountant (a copy of which shall be supplied to the Tenant), the same shall be conclusive evidence, for the purposes of this Lease, of all matters of fact referred to in the account;

8.3  The Tenant shall pay to the Landlord on account of the Building Service Charge for the period commencing on the Service Charge Commencement Date down to the end of the following Financial Year and thereafter during each subsequent Financial Year during the Term the same percentage of the Estimated Building Expenditure (“the Advance Payment”) as that upon which the Service Charge is calculated and such payments shall be made by equal quarterly payments in advance on the Quarterly Gale Days (subject to adjustment if the Estimated Building Expenditure is revised as contemplated by the definition thereof) Provided Always that the first portion of the Advance Payment shall be a proportionate part of the first quarterly payment of the Advance Payment as notified to the Tenant prior to delivery of this Lease and shall be payable on the execution hereof in respect of the period from and including the Service Charge Commencement Date to the day before the Quarterly Gale Day following the Service Charge Commencement Date;

8.4  If the Building Service Charge for any Financial Year shall:-

8.4.1  exceed the Advance Payment for that Financial year, the excess shall be paid by the Tenant to the Landlord on demand; or

8.4.2  be less than the Advance Payment for that Financial Year, the overpayment shall be credited to the Tenant against the next quarterly payment of the Building Service Charge.

8.5  Any omission by the Landlord to include in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including such sum or the amount of such liability in any subsequent Financial Year, as the Landlord shall reasonably determine.

8.6  In performing its obligations contained in Clause 5.2, the Landlord shall be entitled, at its discretion, to employ agents, contractors and such other persons as it may think fit and to delegate its duties and powers to them and their fees and expenses (including VAT) shall form part of the Building Service Charge.

8.7  The Landlord may, at its discretion, withhold, add to, extend, vary or make any alterations to any of the Building Services from time to time if the Landlord shall reasonably deem it desirable to do so for the more efficient management, security and operation of the Building, or for the comfort of the tenants in the Building.

8.8  The provisions of this clause shall continue to apply notwithstanding the expiration or sooner determination of the Term but only in respect of the period down to such expiration or sooner determination, the Building Service Charge for that Financial Year being apportioned for the said period on a daily basis.

9.	CAR PARK SERVICE CHARGE

9.1  For the purpose of this Lease, the following expressions shall have the following meanings:-

9.1.1  “Financial Year” means the period from the 1st day of January in every year to the 31st day of December the following year or such other period as the Landlord may, in its absolute discretion, from time to time reasonably determine;

9.1.2  “Estimated Car Park Expenditure” means for any Financial Year during the Term, such sum as the Landlord shall, from time to time, specify as being, in its absolute discretion, a fair and reasonable estimate of the Car Park Service Charge for the current Financial Year based upon a budget prepared by the Landlord and submitted to the Tenant Provided That the Landlord may from time to time during any Financial Year, as appropriate, submit to Tenant revised budgets with respect to its estimate of the Car Park Service Charge for that Financial Year whereupon appropriate adjustments shall be made to such sum to reflect the revised budget(s);

9.1.3  “Accountant” means any person appointed by the Landlord (including an employee of the Landlord) to perform the function of an accountant in relation to the Car Park Service Charge.

9.2  The Landlord shall, as soon as convenient after the end of each Financial Year, prepare an account showing the Car Park Service Charge for that Financial Year and containing a fair summary of the various items comprising the Car Park Service Charge and, upon such account being certified by the Surveyor or Accountant (a copy of which shall be supplied to the Tenant), the same shall be conclusive evidence, for the purposes of this Lease, of all matters of fact referred to in the account;

9.3  The Tenant shall pay to the Landlord on account of the Car Park Service Charge for the period commencing on the Service Charge Commencement Date down to the end of the following Financial Year and thereafter during each subsequent Financial Year during the Term the same percentage of the Estimated Car Park Expenditure (“the Advance Payment”) as that upon which the Service Charge is calculated and such payments shall be made by equal quarterly payments in advance on the Quarterly Gale Days (subject to adjustment if the Estimated Car Park Expenditure is revised as contemplated by the definition thereof) Provided Always that the first portion of the Advance Payment shall be a proportionate part of the first quarterly payment of the Advance Payment as notified to the Tenant prior to delivery of this Lease and shall be payable on the execution hereof in respect of the period from and including the Service Charge Commencement Date to the day before the Quarterly Gale Day following the Service Charge Commencement Date;

9.4  If the Car Park Service Charge for any Financial Year shall:-

9.4.1  exceed the Advance Payment for that Financial year, the excess shall be paid by the Tenant to the Landlord on demand; or

9.4.2  be less than the Advance Payment for that Financial Year, the overpayment shall be credited to the Tenant against the next quarterly payment of the Car Park Service Charge.

9.5  Any omission by the Landlord to include in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including such sum or the amount of such liability in any subsequent Financial Year, as the Landlord shall reasonably determine.

9.6  In performing its obligations contained in Clause 5.3, the Landlord shall be entitled, at its discretion, to employ agents, contractors and such other persons as it may think fit and to delegate its duties and powers to them and their fees and expenses (including VAT) shall form part of the Car Park Service Charge.

9.7  The Landlord may, at its discretion, withhold, add to, extend, vary or make any alterations to any of the Car Park Services from time to time if the Landlord shall reasonably deem it desirable to do so for the more efficient management, security and operation of the Car Park, or for the comfort of the users of the Car Park.

9.8  The provisions of this clause shall continue to apply notwithstanding the expiration or sooner determination of the Term but only in respect of the period down to such expiration or sooner determination, the Car Park Service Charge for that Financial Year being apportioned for the said period on a daily basis.

10.	SCHEME SERVICE CHARGE

10.1  For the purpose of this Lease, the following expressions shall have the following meanings:-

10.1.1  “Financial Year” means the period from the 1st day of January in every year to the 31st day of December the following year or such other period as the Landlord may, in its absolute discretion, from time to time reasonably determine;

10.1.2  “Estimated Scheme Expenditure” means for any Financial Year during the Term, such sum as the Landlord shall, from time to time, specify as being, in its absolute discretion, a fair and reasonable estimate of the Scheme Service Charge for the current Financial Year based upon a budget prepared by the Landlord and submitted to the Tenant Provided That the Landlord may from time to time during any Financial Year, as appropriate, submit to Tenant revised budgets with respect to its estimate of the Scheme Service Charge for that Financial Year whereupon appropriate adjustments shall be made to such sum to reflect the revised budget(s);

10.1.3  “Accountant” means any person appointed by the Landlord (including an employee of the Landlord) to perform the function of an accountant in relation to the Scheme Service Charge.

10.2  The Landlord shall, as soon as convenient after the end of each Financial Year, prepare an account showing the Scheme Service Charge for that Financial Year and containing a fair summary of the various items comprising the Scheme Service Charge and, upon such account being certified by the Surveyor or Accountant (a copy of which shall be supplied to the Tenant), the same shall be conclusive evidence, for the purposes of this Lease, of all matters of fact referred to in the account;

10.3  The Tenant shall pay to the Landlord on account of the Scheme Service Charge for the period commencing on the Service Charge Commencement Date down to the end of the following Financial Year and thereafter during each subsequent Financial Year during the Term the same percentage of the Estimated Scheme Expenditure (“the Advance Payment”) as that upon which the Service Charge is calculated and such payments shall be made by equal quarterly payments in advance on the Quarterly Gale Days (subject to adjustment if the Estimated Scheme Expenditure is revised as contemplated by the definition thereof) Provided Always that the first portion of the Advance Payment shall be a proportionate part of the first quarterly payment of the Advance Payment as notified to the Tenant prior to delivery of this Lease and shall be payable on the execution hereof in respect of the period from and including the Service Charge Commencement Date to the day before the Quarterly Gale Day following the Service Charge Commencement Date;

10.4  If the Scheme Service Charge for any Financial Year shall:-

10.4.1  exceed the Advance Payment for that Financial year, the excess shall be paid by the Tenant to the Landlord on demand; or

10.4.2  be less than the Advance Payment for that Financial Year, the overpayment shall be credited to the Tenant against the next quarterly payment of the Scheme Service Charge.

10.5  Any omission by the Landlord to include in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including such sum or the amount of such liability in any subsequent Financial Year, as the Landlord shall reasonably determine.

10.6  In performing its obligations contained in Clause 5.4, the Landlord shall be entitled, at its discretion, to employ agents, contractors and such other persons as it may think fit and to delegate its duties and powers to them and their fees and expenses (including VAT) shall form part of the Scheme Service Charge.

10.7  The Landlord may, at its discretion, withhold, add to, extend, vary or make any alterations to any of the Scheme Services from time to time if the Landlord shall reasonably deem it desirable to do so for the more efficient management, security and operation of the Scheme, or for the comfort of the owners and occupiers of the Scheme.

10.8  The provisions of this clause shall continue to apply notwithstanding the expiration or sooner determination of the Term but only in respect of the period down to such expiration or sooner determination, the Scheme Service Charge for that Financial Year being apportioned for the said period on a daily basis.

11.	BREAK OPTION

Notwithstanding anything else contained in this Lease, if the Tenant wishes to determine this Lease on the date which is the expiry of five years from the Term Commencement Date (“the Break Option Date”) it shall be entitled to do so PROVIDED THAT:

11.1  it gives to the Landlord not less than 12 calendar months prior notice in writing in respect of which time shall be of the essence;

11.2  it pays to the Landlord on or prior to the Break Option Date a sum equivalent to 6 months rent, rates, service charges and insurance premiums payable hereunder as at the Break Option Date;

11.3  it discharges all rents and other payments due under this Lease up to the Break Option Date;

11.4 it performs and observes the covenants on its part and conditions herein contained;

11.5  it delivers up to the Landlord on the Break Option Date vacant possession of the Demised Premises; and

11.6 it hands back to the Landlord the original of this Lease free from encumbrances and all related licences (if any) and executes and stamps a deed of surrender of this Lease in favour of the Landlord.

Upon compliance with all of the foregoing, all future liabilities of the parties hereto shall cease but without prejudice to the respective rights of either party to the other in respect of any antecedent breach of covenant.

12.	THE GUARANTOR’S COVENANTS

In consideration of this demise having been made at its request, the Guarantor HEREBY COVENANTS with the Landlord, as a primary obligation in the terms contained in the Sixth Schedule.

13.	SECTION 45 LAND ACT 1965

IT IS HEREBY CERTIFIED that the Demised Premises are situate in the City of Dublin South.

14.	FINANCE ACT CERTIFICATES

14.1  IT IS HEREBY CERTIFIED that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration (other than rent) exceeds €10,000.00;

14.2  IT IS HEREBY FURTHER CERTIFIED for the purposes of the stamping of this Instrument that this is an instrument to which the provisions of Sections 29 and 57 of the Stamp Duties Consolidation Act 1999 do not apply for the reason that the property being leased is an existing commercial unit.

15.	SECTION 29 COMPANIES ACT, 1990

IT IS HEREBY CERTIFIED for the purposes of Section 29 of the Companies Act 1990 that the Landlord and the Tenant are not bodies corporate connected with one another in a manner which would require this transaction to be ratified by resolution of either.

IN WITNESS whereof the parties hereto have executed this Lease in the manner following and on the day and year first herein WRITTEN.

FIRST SCHEDULE

Building

ALL THAT the premises known as Block 3 The Oval, Shelbourne Road, Dublin 4 shown for identification purposes only shaded pink on Plan numbered “5” annexed hereto but excluding the areas at Upper Basement and Lower Basement thereof save those parts of the Retained Parts located within the Upper Basement and/or Lower Basement thereof.

SECOND SCHEDULE

Demised Premises

ALL THAT portion of the Building comprising part of the First Floor thereof and shown outlined in red on the Plan numbered “6” annexed hereto and including:-

1. the internal plaster surfaces and finishes of all structural or load bearing walls and columns therein or which enclose the same, but not any other part of such walls and columns;

2. the entirety of all non-structural or non-load bearing walls and columns therein;

3. the inner half severed medially of the internal non-load bearing walls (if any) that divide the same from other parts of the Building;

4. the floor finishes thereof and all carpets save that the lower limit of the Demised Premises shall not extend to anything below the floor finishes except that raised floors and the cavity below them shall be included;

5. the ceiling finishes thereof, including all suspended ceilings (if any) and light fittings save that the upper limit of the Demised Premises shall not extend to anything above the ceiling finishes except that the cavity above any suspended ceilings shall be included;

6. all window frames and window furniture and all glass in the windows and all doors, door furniture and door frames;

7. all sanitary and hot and cold water apparatus and equipment and the radiators (if any) therein and all fire fighting equipment and hoses therein;

8. all Conduits therein and exclusively serving the same;

THIRD SCHEDULE

Rights And Easements Granted

1. The right for the Tenant and all persons expressly or by implication authorised by the Tenant (in common with the Landlord, the Superior Landlord and all persons having a like right) but subject to any existing or future regulations made by the Landlord or the Superior Landlord (as appropriate) to use such of the Common Parts as shall from time to time be designated for the Tenant’s use for all proper purposes in connection with the use and enjoyment of the Demised Premises.

2. The free passage and running of the Utilities (subject to temporary interruption for repair, alteration or replacement) to and from the Demised Premises through the Conduits which now are or may at any time be in upon under, or through other parts of the Building, so far as any of the same are necessary for the reasonable use and enjoyment of the Demised Premises;

3. The right of support and protection for the benefit of the Demised Premises as is now enjoyed from all other parts of the Building;

4. The right for the Tenant and the occupiers and other bona fide users of the Demised Premises to use one Car Space coloured yellow on the Plan numbered “7” for the parking of private motor cars and for no other purpose together with all necessary rights of access thereto and egress therefrom over such route as the Landlord may, from time to time, determine subject to any existing or future regulations made by the Landlord and to the right of the Landlord from time to time, on giving to the Tenant not less than one month’s written notice, to alter the position of the space or spaces and designate some other space or spaces as the Landlord may, in its absolute discretion, determine.

5. All rights easements and privileges (insofar as applicable) which have been granted unto the Landlord which are more particularly described in the Second Schedule to the Superior Lease.

FOURTH SCHEDULE

Exceptions and Reservations

The following rights and easements are excepted and reserved out of the Demised Premises to the Landlord and the tenants and occupiers of the Building and all other persons authorised by the Landlord or having the like rights and easements:-

1.  The free and uninterrupted passage and running of the Utilities through the Conduits which are now, or may at any time during the Term be in, on, under, or passing through or over the Demised Premises;

2.  The right, at all reasonable times upon reasonable prior notice, except in cases of emergency, to enter (or, in cases of emergency or after the giving of reasonable notice during the Tenant’s absence, to break and enter) the Demised Premises in order to:-

2.1  inspect, cleanse, maintain, repair, connect, remove, lay, renew, relay, replace with others, alter or execute any works whatever to or in connection with the Conduits and any other services;

2.2  execute repairs, decorations, alterations and any other works and to make installations to the Demised Premises, the Building or the Adjoining Property or to do anything whatsoever which the Landlord may or must do under this Lease;

2.3  see that no unauthorised erections additions or alterations have been made and that authorised erections additions and alterations are being carried out in accordance with any consent given herein and any permission or approval granted by the relevant local authority,

PROVIDED THAT the Landlord or the person exercising the foregoing rights shall cause as little inconvenience as possible to the Demised Premises and shall make good, without delay, any damage thereby caused to the Demised Premises;

3.  The right to erect scaffolding for the purpose of repairing or cleaning the Building and any building now or hereafter erected on the Adjoining Property or in connection with the exercise of any of the rights mentioned in this Schedule notwithstanding that such scaffolding may temporarily interfere with the proper access to or the enjoyment and use of the Demised Premises;

4.  The right to erect and maintain signs on the Demised Premises and on the Building and any premises abutting the same advertising the sale or letting of any premises or for the purpose of a planning or other application in respect of the premises.

5.  The rights of light, air, support, protection and shelter and all other easements and rights now or hereafter belonging to or enjoyed by other parts of the Building or the Adjoining Property;

6.  Full right and liberty at any time hereafter to raise the height of, or make any alterations or additions or execute any other works to the Building or to any buildings on the Adjoining Property, or to erect any new buildings or structures of any height on the Adjoining Property or on the External Common Areas or any part thereof or to build into or immediately adjoining the Building in such a manner as the Landlord or the person exercising the right shall think fit notwithstanding the fact that the same may obstruct, affect or interfere with the amenity of, or access to, the Demised Premises or the passage of light and air to the Demised Premises but not so that the Tenant’s use and occupation thereof is materially affected;

7.  The right to enter the Demised Premises (in times of emergency or during fire-drills) for the purpose of obtaining access to, or using, any of the fire escapes or routes of escape in the Building whether or not in existence at the date hereof.

FIFTH SCHEDULE

Rent Reviews

1.	DEFINITIONS

In this Schedule, the following expressions shall have the following meanings:-

1.1  “Review Date” means each of the Rent Review Dates specified in the Particulars and “Relevant Review Dates” shall be construed accordingly;

1.2  “Open Market Rent” means the full open market rent without any deductions whatsoever at which the Demised Premises might reasonably be expected to be let in the open market with vacant possession at the Relevant Review Date by a willing landlord to a willing tenant and without any premium or any other consideration for the grant thereof for a term equal to the unexpired residue of the Term or fifteen (15) years (whichever shall be longer), subject to break options at the intervals provided for in this Lease and on the same terms and conditions and subject to the same covenants and provisions contained in this Lease (other than the amount of the rent payable hereunder but including these provisions for the review of rent) and having regard to other open market rental values current at the Review Date in so far as the Surveyor (as defined in Clause 1.5 of this Schedule) may deem same to be pertinent to the matters under consideration by him and making the Assumptions but disregarding the Disregarded Matters;

1.3  “Assumptions” mean the following assumptions (if not facts) at the Relevant Review Date:-

1.3.1  that the Demised Premises are ready and available for immediate occupation and use by the Tenant and may be lawfully used by any person for any of the purposes permitted by this Lease and on the assumption that the Demised Premises are fitted out with the items specified in the Tenth Schedule hereto;

1.3.2  that no work has been carried out to the Demised Premises by the Tenant, any undertenant or their respective predecessors in title during the Term, which has diminished the rental value of the Demised Premises;

1.3.3  that if the Demised Premises or any part or parts of the Building have been destroyed or damaged, they have been fully rebuilt and reinstated;

1.3.4  that the Demised Premises are in a good state of repair and decorative condition;

1.3.5  that all the covenants on the part of the Tenant contained in this Lease have been fully performed and observed;

1.3.6  that the Demised Premises shall be deemed to comprise a Gross Internal Area of 3,250.72 square feet.

1.4  “Disregarded Matters” mean:-

1.4.1  any effect on rent of the fact that the Tenant, any permitted undertenant or their respective predecessors in title have been in occupation of the Demised Premises or any part thereof;

1.4.2  any goodwill attaching to the Demised Premises by reason of the business then carried on at the Demised Premises by the Tenant or any permitted undertenant;

1.4.3  any increase in rental value of the Demised Premises attributable to the existence at the Relevant Review Date, of any works (otherwise than in pursuance of an obligation under this Lease or any agreement therefor) executed by and at the expense of the Tenant (or any party lawfully occupying the Demised Premises under the Tenant) with the consent of the Landlord (where required under this Lease) in on or to the Demised Premises or any part thereof;

1.5  “Surveyor” means an independent chartered surveyor who is experienced in the valuation and leasing of property similar to the Demised Premises and is acquainted with the market in the area in which the Demised Premises are located, appointed from time to time to determine the Open Market Rent pursuant to the provisions of this Schedule;

1.6  “President” means the President for the time being of the Society of Chartered Surveyors and includes the Vice-President or any person authorised by the President to make appointments on his behalf;

1.7  “Rent Restrictions” means the restrictions imposed by any statute for the control of rent in force on a Review Date or on the date on which any increased rent is ascertained in accordance with this Schedule and which operate to impose any limitation, whether in time or amount, on the collection of an increase in the rent first reserved by this Lease or any part thereof.

2.	UPWARDS ONLY RENT REVIEW

The rent first reserved by this Lease shall be reviewed at each Review Date in accordance with the provisions of this Schedule and, from and including each Review Date, the rent shall equal the higher of either the rent contractually payable immediately before the Relevant Review Date or the Open Market Rent on the Relevant Review Date, as agreed or determined pursuant to the provisions of this Schedule.

3.	AGREEMENT OR DETERMINATION OF THE REVIEWED RENT

The Open Market Rent at any Review Date may be agreed in writing at any time between the Landlord and the Tenant but if, for any reason, they have not so agreed, either party may (whether before or after the Relevant Review Date) by notice in writing to the other require the Open Market Rent to be determined by the Surveyor.

4.	APPOINTMENT OF SURVEYOR

In default of agreement between the Landlord and the Tenant on the appointment of the Surveyor, the Surveyor shall be appointed by the President on the written application of either party, such application to be made not earlier than twelve (12) months before and not later than twelve (12) months after the Relevant Review Date.

5.	FUNCTIONS OF THE SURVEYOR

The Surveyor shall:-

5.1  at the option of the Landlord act either as an arbitrator in accordance with the Arbitration Acts 1954 to 1998 or as an expert, such option to be exercised by the Landlord giving written notice to the President at the time of the Landlord’s written application to the President or, if application is made by the Tenant, then within seven (7) days of the Landlord being notified of the appointment of the Surveyor but if no written notice is given by the Landlord as aforesaid, the Surveyor shall act as an arbitrator;

5.2  (if acting as an expert) invite the Landlord and the Tenant to submit to him, within such time limits (not being less than fifteen (15) working days) as he shall consider appropriate, a valuation accompanied, if desired, by a statement of reasons and such representations and cross — representations as to the amount of the Open Market Rent with such supporting evidence as they may respectively wish;

5.3  within sixty (60) days of his appointment, or within such extended period as the Landlord and the Tenant shall jointly agree in writing, give to each of them written notice of the amount of the Open Market Rent as determined by him.

6.	FEES OF SURVEYOR

The fees and expenses of the Surveyor (if acting as an expert), including the costs of his nomination, shall be in the award of the Surveyor (but this shall not preclude the Surveyor from notifying both parties of his total fees and expenses notwithstanding the non-publication at that time of his award) and, failing such award, the same shall be payable by the Landlord and the Tenant in equal shares who shall each bear their own costs, fees and expenses. Without prejudice to the foregoing, both the Landlord and the Tenant shall each be entitled to pay the entire fees and expenses, due to the Surveyor and thereafter recover as a simple contract debt the amount (if any) due from the party who failed or refused to pay same.

7.	APPOINTMENT OF NEW SURVEYOR

If the Surveyor fails to give notice of his determination within the time aforesaid, or if he dies, or is unwilling to act, or becomes incapable of acting, or if, for any other reason, he is unable to act, either party may request the President to discharge the Surveyor and appoint another surveyor in his place to act in the same capacity, which procedure may be repeated as many times as necessary.

8.	INTERIM PAYMENTS PENDING DETERMINATION

In the event that by the Relevant Review Date the amount of the reviewed rent has not been agreed or determined as aforesaid (the date of agreement or determination being herein called “the Determination Date”) then, in respect of the period (herein called “the Interim Period”) beginning with the Relevant Review Date and ending on the day before the Quarterly Gale Day following the Determination Date, the Tenant shall pay to the Landlord rent at the yearly rate payable immediately before the Relevant Review Date, and on the Determination Date, the Tenant shall pay to the Landlord, on demand as arrears of rent, the amount (if any) by which the reviewed rent exceeds the rent actually paid during the Interim Period (apportioned on a daily basis) together with interest thereon at the Base Rate from the Relevant Review Date to the date of actual payment.

9.	RENT RESTRICTIONS

9.1  On each and every occasion during the Term that Rent Restrictions shall be in force, then and in each and every case:

9.1.1  the operation of the provisions herein for review of the rent shall be postponed to take effect on the first date or dates thereafter upon which such operation may occur, and

9.1.2  the collection of any increase or increases in the rent shall be postponed to take effect on the first date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase

AND until the Rent Restrictions shall be relaxed either partially or wholly the rent reserved by this Lease (which if previously reviewed shall be the rent payable under this Lease immediately prior to the imposition of the Rent Restrictions) shall (subject always to any provision to the contrary appearing in the Rent Restrictions) be the maximum Rent from time to time payable hereunder.

10.	MEMORANDA OF REVIEWED RENT

As soon as the amount of any reviewed rent has been agreed or determined, memoranda thereof shall be prepared by the Landlord or its solicitors and thereupon shall be signed by or on behalf of the Tenant and the Landlord, and the Tenant shall be responsible for and shall pay to the Landlord the stamp duty (if any) payable on such memoranda and any counterparts thereof but the parties shall each bear their own costs in respect thereof.

11.	TIME NOT OF THE ESSENCE

For the purpose of this Schedule, time shall not be of the essence.

SIXTH SCHEDULE

1.	COVENANT AND INDEMNITY BY GUARANTOR

The Guarantor hereby covenants with the Landlord, as a primary obligation, that the Tenant or the Guarantor shall at all times during the Term (including any continuation or renewal of this Lease) duly perform and observe all the covenants on the part of the Tenant contained in this Lease, including the payment of the rents and all other sums payable under this Lease in the manner and at the times herein specified and the Guarantor hereby indemnifies the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rent and other sums arising before or after the expiration or termination of this Lease.

2.	GUARANTOR JOINTLY AND SEVERALLY LIABLE WITH TENANT

The Guarantor hereby further covenants with the Landlord that the Guarantor is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Tenant under this Lease and agrees that the Landlord, in the enforcement of its rights hereunder, may proceed against the Guarantor as if the Guarantor was named as the Tenant in this Lease.

3.	WAIVER BY GUARANTOR

The Guarantor hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

4.	POSTPONEMENT OF CLAIMS BY GUARANTOR AGAINST TENANT

The Guarantor hereby further covenants with the Landlord that the Guarantor shall not claim in any liquidation, bankruptcy, composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding.

5.	POSTPONEMENT OF PARTICIPATION BY GUARANTOR IN SECURITY

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged.

6.	NO RELEASE OF GUARANTOR

None of the following, or any combination thereof, shall release, determine, discharge or in any way lessen or affect the liability of the Guarantor as principal debtor under this Lease or otherwise prejudice or affect the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:

6.1  any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or any part or parts thereof and/or the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

6.2  any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 14 of the 1881 Act have been entitled) to re-enter the Demised Premises;

6.3  any extension of time given by the Landlord to the Tenant;

6.4  any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion or the assignment of this Lease;

6.5  any change in the constitution, structure or powers of either the Tenant, the Guarantor or the Landlord or the liquidation, administration or bankruptcy (as the case may be) of either the Tenant or the Guarantor;

6.6  any legal limitation, or any immunity, disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant;

6.7  any other act, omission, matter or thing whatsoever whereby, but for this provision, the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Landlord).

7.	DISCLAIMER OR FORFEITURE OF LEASE

7.1  The Guarantor hereby further covenants with the Landlord that:

7.1.1  if a liquidator or trustee in bankruptcy shall disclaim or surrender this Lease; or

7.1.2  if this Lease shall be forfeited; or

7.1.3  if the Tenant shall cease to exist

THEN the Guarantor shall, if the Landlord by notice in writing given to the Guarantor within twelve (12) months after such disclaimer or other event so requires, accept from and execute and deliver to the Landlord a new lease of the Demised Premises subject to and with the benefit of this Lease (if the same shall still be deemed to be extant at such time) for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the cost of the Guarantor and to be at the same rents and subject to the same covenants, conditions and provisions as are contained in this Lease;

7.2  If the Landlord shall not require the Guarantor to take a new lease, the Guarantor shall nevertheless upon demand pay to the Landlord a sum equal to the rents and other sums that would have been payable under this Lease but for the disclaimer, forfeiture or other event in respect of the period from and including the date of such disclaimer, forfeiture or other event until the expiration of twelve (12) months therefrom or until the Landlord shall have granted a lease of the Demised Premises to a third party (whichever shall first occur).

7.3	Benefit of guarantee

This guarantee shall enure for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment thereof.

SEVENTH SCHEDULE

Building Service Charge

1.	REPAIRS AND MAINTENANCE

1.1  Repairing, maintaining, decorating and (where appropriate) cleaning, washing down, lighting, heating, servicing and (as and when necessary) altering, replacing, renewing, rebuilding and reinstating the Retained Parts;

1.2  Carpeting, furnishing and equipping the Retained Parts as the Landlord may determine including, but not limited to, the provision in the main entrance halls and lift lobby areas of floral decorations, desks, tables, chairs and other fixtures and fittings.

2.	PLANT AND MACHINERY

2.1  Providing, maintaining, repairing, operating, inspecting, servicing, overhauling, cleaning, lighting and (as and when necessary) renewing or replacing all plant, machinery, apparatus and equipment within the Retained Parts from time to time, including, but not limited to, all boilers and items relating to the ventilation, heating, air conditioning and hot and cold water systems, the lifts, lift shafts and lift motor rooms and all fuel and electricity for the same and any necessary maintenance contracts and insurance in respect thereof.

2.2  A fair and reasonable contribution towards the proper and reasonable costs and expenses incurred in providing, maintaining, repairing, operating, inspecting, servicing, overhauling, cleaning, lighting and (as and when necessary) renewing or replacing all plant, machinery, apparatus and equipment serving the Building in conjunction with any other buildings within the Scheme notwithstanding that such plant, machinery, apparatus and equipment may not be within the Retained Parts.

3.	SECURITY AND EMERGENCY SYSTEMS

Providing, maintaining, repairing, operating, inspecting, servicing, overhauling, cleaning and (as and when necessary) renewing or replacing all security and emergency systems for the Building, including, but not limited to, alarm systems, internal telephone and television systems, generators, emergency lighting, flood lighting, fire detection and prevention systems, any fire escapes for the Building and all fire fighting and fire prevention equipment and appliances (other than those for which a tenant is responsible).

4.	STAFF

The provision of staff (including such direct or indirect labour as the Landlord deems appropriate) for the day-to-day running of the installations and plant and the provision of the other services to the Building and for the general management, operation and security of the Building and all other incidental expenditure, including, but not limited to:

4.1  insurance, health, pension, welfare, severance and other payments, contributions and premiums;

4.2  the provision of uniforms, working clothes, tools, appliances, materials and equipment (including telephones) for the proper performance of the duties of any such staff;

5.	SIGNS ETC

Providing, maintaining and renewing name boards and signs in the main entrance halls, lift lobby areas and any other parts of the Building and all directional signs and fire regulation notices and any flags, flag poles and television and radio aerials.

6.	REFUSE

Providing and maintaining any dustbins or other receptacles for refuse for the Building and the cost of collecting, storing and disposing of refuse.

7.	MISCELLANEOUS ITEMS

7.1  The provision and installation of such name boards of such size and design as the Landlord may in its absolute discretion determine in the main entrance to the Building and at such other locations as the Landlord may consider desirable;

7.2  Leasing or hiring any of the items referred to in this Schedule;

7.3  Interest, commission and fees in respect of any moneys borrowed to finance the provision of services and any of the items referred to in this Schedule;

7.4  Enforcing the covenants in any of the other leases of the Building for the general benefit of the tenants thereof as determined by the Landlord.

8.	INSURANCE

8.1  periodic valuations of the Building for insurance purposes;

8.2 works required to the Building in order to satisfy the requirements and/or recommendations of the insurers of the Building;

8.3  property owner’s liability, third party liability and employer’s liability and such other insurances as the Landlord may, in its absolute discretion from time to time, determine;

8.4  any amount which may be deducted or disallowed by the insurers pursuant to any excess provision in the insurance policy upon settlement of any claim by the Landlord.

9.	COMMON FACILITIES

Making, laying, repairing, maintaining, rebuilding, decorating, cleansing and lighting, as the case may be, any roads, ways, forecourts, passages, pavements, party walls or fences, party structures, Conduits or other conveniences and easements whatsoever which may belong to, or be capable of being used or enjoyed by the Building in common with any Adjoining Property.

10.	OUTGOINGS

All existing and future rates (including water rates) taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) payable by the Landlord in respect of the Retained Parts or any part thereof.

11.	STATUTORY REQUIREMENTS

Carrying out any works to the Building required to comply with any statute (other than works for which any tenant or occupier is responsible).

12.	REPRESENTATIONS

Taking any steps deemed desirable or expedient by the Landlord for complying with, making representations against, or otherwise contesting the incidence of the provisions of any statute concerning planning, public health, highways, streets, drainage and all other matters relating or alleged to relate to the Building or any part of it for which any tenant is not directly responsible.

13.	MANAGEMENT

13.1  The proper and reasonable fees, costs, charges, expenses and disbursements (including any VAT payable thereon) of the Landlord, the Surveyor and/or the Accountant and any other person employed or retained by the Landlord for or in connection with surveying and accounting functions, the collection of the rents, (including all costs and expenses incurred in the enforcement of same), the performance of the services and any other duties in and about the Building or any part of it relating to the general management, administration, security, maintenance, protection and cleanliness of the Building;

13.2  The proper and reasonable fees and expense (including any VAT payable thereon) of the Landlord in connection with the management of the Building and any of the functions and duties referred to in paragraph 14.1 that may be undertaken by or on behalf of the Landlord, such fees and expenses to include overheads and profits commensurate with the current market practice of property companies providing management services.

14.	RESERVE AND/OR SINKING FUND

14.1  Providing for such sums as the Landlord shall in its absolute discretion consider desirable to set aside from time to time for the purpose of providing for periodically recurring items of expenditure, whether recurring at regular or irregular intervals;

14.2  Providing for anticipated expenditure in respect of any of the services to be provided hereunder or any of the items in this Schedule as the Landlord shall in its absolute discretion consider fair and reasonable in the circumstances.

15.	VALUE ADDED TAX

Value Added Tax at the rate for the time being in force chargeable in respect of any item of expenditure referred to in this Schedule to the extent not otherwise recoverable by the Landlord.

16.	GENERALLY

Any costs and expenses (not referred to above) which the Landlord may incur in providing such other services and in carrying out such other works as the Landlord, in its absolute discretion, may deem desirable or necessary for the benefit of the Building or any part of it or the tenants or occupiers thereof, or for securing or enhancing any amenity of or within the Building, or in the interests of good estate management.

EIGHTH SCHEDULE

Car Park Services

1.	REPAIRS

Repairing and maintaining the Car Park and the car parking spaces, aisles and circulation areas, goods-lifts (if any) and all other shared facilities therein, including the maintenance, operation and replacement, and renewal (where necessary) of all any car parking equipment (including barriers, ticket issuing machines and ticket exit and coin acceptance machines) waste rooms in the Car Park, cycle facilities therein, flood gate barriers and associated equipment and all other shared plant and facilities within the Car Park save to the extent same is included in the Building Service Charge.

2.	CLEANSING

Cleaning the Car Park and ensuring that it retains an attractive and neat appearance.

3.	SIGNS

Maintaining and replacing the directional and other signs in the Car Park.

4.	BARRIERS

Maintaining and replacing any barriers and fencing in the Car Park.

5.	LIGHTING

Maintaining, repairing and replacing lighting (including emergency lighting) in the Car Park.

6.	SECURITY

Providing security arrangements including closed circuit TV, the control of traffic in the Car Park and fire safety arrangements for the safety of the occupiers and users of the Car Park and ensuring that the aisles and circulation areas within the Car Park are kept free of any obstruction or hindrance.

7.	STAFF COSTS

Discharging wages, pensions, pension premiums, and providing uniforms and insurance for all staff employed in connection with the Car Park Services.

8.	SINKING FUND

Providing for such sinking fund for the replacement and renewal of the Car Park plant and equipment including, if deemed appropriate, providing:-

8.1  annually or at such other intervals as the Landlord may determine to review the cost or prospective cost of such replacements and renewals with a view to allowing for all such additional or further costs and expenditure as may be attributable to the differential in the value of money or inflationary or other like trends and changing technology as between one date and another;

8.2  to allow for all such amounts as may be determined on review in computing the contribution from time to time to the sinking fund provided however that this clause shall not impose upon the Landlord any obligation to provide for or continue to provide for (if already established) such sinking fund.

9.	STATUTORY COMPLIANCE

Complying with all statutes, bye-laws, regulations and the requirements of all competent authorities and of any insurers in relation to the occupation and enjoyment of the Car Park which shall for the time being be in force.

10.	RATES

Paying all municipal rates (if any) charged on the Car Park and other charges which may be levied by the Local Authority on the Car Park.

11.	MANAGEMENT

Providing for the management of the Car Park.

12.	CAR PARK ACCESS

All sums properly paid by or on behalf of the Landlord towards the Crampton Avenue Service Charge and the Ramp Service Charge (both as defined in the Lease of Easements) pursuant to the Lease of Easements.

13.	INSURANCE

Subject to the Landlord being able to effect insurance against all or any one or more of the risks hereinafter specified to insure the Car Park plant and equipment or any part thereof against damage or destruction (for such risks as the Landlord shall reasonably determine) and for mechanical breakdown of plant and equipment and to insure against public liability, employers liability and such other risks as the Landlord may from time to time consider prudent and desirable and such risks may be covered by any policy or policies of insurance as the Landlord may consider appropriate.

14.	AUDIT

Employing Accountants or Auditors for auditing the Car Park Service Charge or providing other services in connection with the Car Park Service Charge.

15.	LANDSCAPED AREAS

Landscaping and maintaining any landscaped areas within the Car Park.

16.	FURTHER SERVICES

Providing such further or other services or amenities which the Landlord shall consider to be reasonable and proper and which are consistent with the principles of good estate management.

NINTH SCHEDULE

Scheme Service Charge

1.	MAINTENANCE AND REPAIR

Maintaining, repairing, cleaning, decorating and rebuilding and renewing (where renewal is necessary) the roads, paths, kerbs, bridges and perimeter walls together with any fencing within or abutting the Scheme.

2.	DODDER WALKWAY

Maintaining, cleaning and repairing and renewing (where renewal is necessary) any walkway abutting the River Dodder and renewing where necessary emergency equipment on the waters edge including life rings, and ropes.

3.	CONDUITS

Maintaining, cleaning, renewing (where renewal is necessary), repairing and keeping in good condition the sewers, drains, pipes, cables, ducts and other such systems for the benefit of the Scheme generally.

4.	CLEANSING

Cleaning the Scheme Common Areas and keeping them in good condition and repair and ensuring that they shall retain an attractive and neat appearance.

5.	LANDSCAPING

Maintaining the landscaped areas within the Scheme Common Areas.

6.	CHIMNEY

Maintaining and preserving the feature chimney within the Scheme Common Areas to the standard required by the competent authority therefore.

7.	STREET FURNITURE

Maintaining, repairing and replacing (where replacement is necessary) the street furniture within the Scheme Common Areas.

8.	SIGNS

Maintaining and replacing (where replacement is necessary) the directional and other signs within the Scheme Common Areas.

9.	LIGHTING

Maintaining, repairing and replacing (where replacement is necessary) lighting (including emergency lighting) within the Scheme Common Areas.

10.	POWER SUPPLY

Arranging for the supply of electricity within the Scheme Common Areas.

11.	SECURITY

Providing security arrangements including the control of pedestrian traffic, maintaining, repairing and replacing any security equipment and maintaining, operating and replacing (where replacement is necessary) any loudspeakers, public address or music broadcast systems or closed circuit television or the like and ensuring that the Scheme Common Areas are kept free from any obstruction or hindrance.

12.	STAFF COSTS

Discharging wages, pensions, and providing uniforms, protective clothing, and discharging insurance and pension premiums for all staff employed for the Scheme Common Areas.

13.	SINKING FUND

Providing for such sinking fund as the Landlord shall deem fit and the Landlord shall have power:-

13.1  Annually or at such other intervals as the Landlord may determine to review the cost or prospective cost of any replacements and renewals (where renewal is necessary) with a view to allowing for all such additional or further costs and expenditure as may be attributable to the differential in the value of money or inflationary or other like trends and changing technology as between one date and another;

13.2  to allow for all such amounts as may be determined on review in computing the contribution from time to time to the sinking fund providing however that this clause shall not impose upon the Landlord any obligation to provide for or continue to provide for if already established such sinking fund.

14.	REFUSE

The periodic collection removal and disposal of refuse.

15.	STATUTORY COMPLIANCE

Compliance with any bye-laws or statutory requirements in relation to the Scheme Common Areas.

16.	RATES

Discharging all municipal rates (if any) and any other charges which may be levied by the Local Authority in relation to the Scheme Common Areas.

17.	MANAGEMENT

Providing for the management of the Scheme Common Areas.

18.	INSURANCE

Subject to the Landlord being able to effect such insurance, to insure in respect of public liability, employer’s liability, professional indemnity, motor insurance, property loss or damage and against such other risks as the Landlord may from time to time consider prudent and desirable and such risks may be covered by any policy or policies of insurance as the Landlord may consider appropriate.

19.	SERVICE CHARGE AUDIT

Employing Accountants or Auditors for auditing the Scheme Service Charge or providing other services in connection with the Scheme Service Charge.

20.	FURTHER SERVICES

Providing such further or other services or amenities which the Landlord shall consider to be reasonable and proper and which are consistent with the principles of good estate management.

TENTH SCHEDULE

Schedule of Landlord Finishes to Demised Areas

1.	FLOORS

Proprietary raised access floor system, medium grade, galvanised, fully accessible, fully adjustable screwed down platform floor.

2.	CEILINGS

Proprietary metal grid ceiling system, fully accessible, with 200 mm plasterboard and skimmed finished bulk head at curtain walling locations.

3.	WALLS

RC and concrete block walls plastered and painted with Mist-Coat by the Landlord (with Tenant to apply finish coats subject to Landlords approval) with painted MDF skirtings and window boards.

4.	COLUMNS

Concrete columns finished with plasterboard and skimmed finish with three coats of vinyl matt emulsion.

5.	AIR CONDITIONING

A four piped fan coil system comprising in ceiling units, ducted, complete with fresh air supply, extract air, chilled water pipework and chillers, LPHW to each unit, controls etc.

A ventilation extract system supplied to all toilet areas complete with ductwork, grilles, dampers, fire dampers and twin extract fans.

6.	TOILETS

The floor and wall finished in a high quality ceramic tile. (Wall tiles are polished).

•	Ceilings are finished in a high quality moisture resistant suspension system.

•	Vanity shelves are formed in a high quality Angola black granite with top mounted Italian wash hand basin. Hard wood framed mirrors are mounted on mosaic back wall and recessed vanity lighting in bulk heads over basin.

•	Cubicle system is a high specification laminate finished system with integral ironmongery and removable back panels for duct access.

•	Disabled access: These are finished in the same manner as the main toilet areas and equipped with all requisite grab rails in accordance with current regulations.

7.	LIFTS

Block One will have four 13 persons per passenger lifts. Block Two and Three will have three 13 passenger lifts each. These lifts are all fitted out with American Red Cherrywood Veneer, mirrors and granite floor tiles.

8.	HEATING

Gas fired central boiler plant with LPHW to four pipes FCU’s to the following circuits.

•	Fan coil system for each Block.

•	Heater batteries located in roof mounted AHU’s for each block.

•	Hot water central plant located in basement boiler house.

•	Under floor heating in ground floor entrance areas.

9.	GENERAL OVAL FINISHES

Please see attached general specification of Oval finishes.

THE OVAL

Finishes — Brief Outline Specification

1.	3. NO DOUBLE HEIGHT ATRIUM ENTRANCES

Honed Portuguese Mondaritz granite and German Jura Limestone floors with LED’s at entrances and built-in entrances mats.

Honed Portuguese Moleanus Limestone and Mondaritz Granite lift surround cladding.

Bespoke Integrated Cherrywood, granite and glass reception desks.

American red Cherrywood veneer timber panelling with shadow joints.

American red Cherrywood veneered lobby doors with concealed closers.

Inclined double-height heat-soaked toughened planar structural glazing.

Bespoke double curved aluminium ceilings with feature lighting.

Bespoke under-floor heating.

Automated pass door and frameless glass revolving doors.

Bespoke American red Cherrywood wall-mounted light fittings.

2.	Lift Lobbies (Upper Floors)

Honed Mondaritz granite and German limestone floors.

Armacoat textured “Travertine” self-colour rendered wall finish.

American red Cherrywood veneered panelling around office entrance doors.

American red Cherrywood veneered lobby doors with concealed closers.

Bespoke wall mounted American red Cherrywood light fittings.

Single curved decorative perforated aluminium ceilings with feature lighting.

Bespoke stainless steel illuminated floor indicators.

3.	Ladies and Gents Washrooms

Polished “Angola” black granite vanity tops.

Solid American red cherrywood framed mirrors on black mosaic backing walls.

Italian porcelain basins with chromed single lever pedestal taps.

Vanity bulkhead lighting overhead.

Floor to ceiling Italian ceramic tiles.

Wall to wall Italian ceramic floor files.

Wall mounted S/S hand dryers and soap dispensers.

American red Cherrywood laminate toilet cubicles with s/s fittings.

4.	Primary Access Stairs

Bespoke decorative polished S/S balustrades with solid Cherrywood handrails.

Top quality propriety cut-pile carpeting with underlay (to be fitted).

High quality wall mounted lights.

5.	Landscaping and Externals

Feature main bridge entrance with glass and S/S balustrades and s/s handrails.

Feature S/S and glass entrance gates with access control.

Protected 19th Century restored chimney stack with feature lighting.

Central walk through mall area to Dodder with Landscape Architect designed hard and soft landscaping incorporating granite, Staffordshire brick and bespoke surface lighting.

Pressure impregnated solid Cedarwood soffits to external public areas.

Podium amphitheatre seating with granite, glass, cedarwood and feature lighting.

Riverwalk with landscaping and lighting onto River Dodder.

German Terracotta rainscreen / bris-soleil on “drum” areas.

External Portuguese granite & German limestone cladding.

6.	Office Areas

Office perimeter ceiling bulkhead detail with lighting.

Armstrong Orcal perforated metal ceiling tiles.

Painted MDF skirtings and window boards.

Propriety metal clad raised access floors.

Floor to ceiling curtain walling.

7.	Doors

All doors have ironmongery from the Vieler range, including door closers and handles.

SIGNED, SEALED and DELIVERED by the
Said DAVID COLGAN in the presence of:-

SIGNED: DAVID COLGAN
IN THE PRESENCE OF: JENNIFER WEIR

SIGNED, SEALED and DELIVERED by the
Said PHILIP MONAGHAN in the presence of:-

SIGNED: PHILIP MONAGHAN
IN THE PRESENCE OF: JENNIFER WEIR

SIGNED, SEALED and DELIVERED by the
Said FINIAN McDONNELL in the presence of:-

SIGNED: FINIAN MCDONNELL
IN THE PRESENCE OF: JENNIFER WEIR

SIGNED, SEALED and DELIVERED by the
Said PATRICK RYAN in the presence of:-

SIGNED: PATRICK RYAN
IN THE PRESENCE OF: JENNIFER WEIR

PRESENT when the COMMON SEAL
of the said TENANT was
hereunto affixed:-

ALAN COOKE
Director

DARREN CUNNINGHAM
Director

IN THE PRESENCE OF: MARY COLHOUN, SOLICITOR, 30 HERBERT STREET, DUBLIN 2

SIGNED SEALED AND DELIVERED
by the said [GUARANTOR] in
the presence of:-

Or

PRESENT when the COMMON SEAL of
the said [GUARANTOR] was hereunto affixed:

ALAN COOKE
Director

TOM MAHER
Secretary

IN THE PRESENCE OF: MARY COLHOUN, SOLICITOR, 30 HERBERT STREET, DUBLIN 2

APPENDIX “A”

See Operational Manual Annexed